UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PLAINSCAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

(214) 252-4000

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of PlainsCapital Corporation to be held on May 9, 2012 at the Park Cities Hilton Hotel located at 5954 Luther Lane, Dallas, Texas 75225 at 9:00 a.m., Central Daylight Time.

Enclosed are the notice of meeting of shareholders and proxy statement, which describe the business that will be acted upon at the meeting, as well as our 2011 Annual Report, which includes our financial statements.

Your vote is very important, regardless of the number of shares of common stock you own. To vote your shares of common stock, you may use the enclosed proxy card or attend the meeting and vote in person. If your shares are held in the name of a broker, trust, bank or other nominee, and you receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the meeting. On behalf of the Board of Directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting in person.

Thank you for your support of our company. I look forward to seeing you at the Annual Meeting.

Sincerely,

Alan B. White

Chairman and Chief Executive Officer

PLAINSCAPITAL CORPORATION

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

(214) 252-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 9, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of PlainsCapital Corporation, a Texas corporation (the “Company”), will be held on May 9, 2012 at 9:00 a.m. Central Daylight Time, at the Park Cities Hilton Hotel located at 5954 Luther Lane, Dallas, Texas 75225 for the following purposes:

(1)	to elect three directors to serve as Class III directors until the 2015 Annual Meeting of Shareholders;

(2)	to adopt a non-binding advisory resolution approving executive compensation;

(3)	to adopt a non-binding advisory resolution on the frequency of holding future advisory votes to approve executive compensation;

(4)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(5)	to transact any other business that may properly come before the Annual Meeting.

Shareholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the matters to be considered at the Annual Meeting. After careful consideration, our Board of Directors has determined that each proposal listed above is in the best interest of the Company and its shareholders and has approved each proposal. Our Board of Directors recommends that at the Annual Meeting you vote “FOR” proposals 1, 2 and 4, and in the case of proposal 3, the Board of Directors recommends a vote for an every “1 YEAR” frequency.

The Board of Directors has fixed the close of business on Friday, March 16, 2012 as the record date (the “Record Date”). Only holders of shares of original common stock of record on the Record Date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or at any postponement(s) or adjournment(s) of the Annual Meeting. A complete list of registered shareholders entitled to vote at the Annual Meeting will be available for inspection at the headquarters of the Company during regular business hours for the 10 calendar days prior to the Annual Meeting. The list will also be available during the Annual Meeting for inspection by shareholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 9, 2012:

Our Proxy Statement and 2011 Annual Report are available at:

www.plainscapital.com/investors

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

If your shares are registered in your name, even if you plan to attend the Annual Meeting or any postponement or adjournment of the Annual Meeting in person, we request that you complete, date, sign and mail the enclosed form of proxy in accordance with the instructions set out in the form of proxy and in the proxy statement to ensure that your shares will be represented at the Annual Meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, and you receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the Annual Meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the Annual Meeting.

By Order of the Board of Directors

Alan B. White

Chairman and Chief Executive Officer

Dallas, Texas

April 3, 2012

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

(214) 252-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 9, 2012

Unless the context otherwise requires, references in this Proxy Statement to “we,” “us,” “our,” “our company,” “the Company” or “PlainsCapital” refer to PlainsCapital Corporation, a Texas corporation, and its consolidated subsidiaries as a whole; references to the “Bank” refer to PlainsCapital Bank (a wholly owned subsidiary of PlainsCapital Corporation); references to “First Southwest” refer to First Southwest Holdings, LLC (a wholly owned subsidiary of the Bank) and its subsidiaries as a whole; and references to “PrimeLending” refer to PrimeLending, a PlainsCapital Company (a wholly owned subsidiary of the Bank) and its subsidiaries as a whole. In addition, unless the context otherwise requires, references to “shareholders” are to the holders of our voting securities, which consist of our Common Stock, par value $0.001 per share, and our Original Common Stock, par value $0.001 per share, and references to our “common stock” are to our Common Stock and our Original Common Stock, collectively.

The accompanying proxy is solicited by the Board of Directors on behalf of PlainsCapital Corporation, a Texas corporation, to be voted at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on May 9, 2012, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Annual Meeting. This Proxy Statement and accompanying form of proxy are dated April 3, 2012 and are expected to be first sent or given to shareholders on or about April 4, 2012.

The executive offices of the Company are located at, and the mailing address of the Company is, 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 9, 2012:

Our Proxy Statement and 2011 Annual Report are available at:

www.plainscapital.com/investors

ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a “street name” holder, you must obtain a proxy from your broker or nominee in order to vote your shares in person at the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice, including the following:

(1)	to elect three directors to serve as Class III directors until the 2015 Annual Meeting of Shareholders;

(2)	to adopt a non-binding advisory resolution approving executive compensation;

(3)	to adopt a non-binding advisory resolution on the frequency of holding future advisory votes to approve executive compensation;

(4)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(5)	such other business as may arise that may properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

What is “householding” and how does it affect me?

With respect to eligible shareholders who share a single address, we are sending only one Proxy Statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact PlainsCapital Corporation, 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219, Attn: Investor Relations or by calling (214) 252-4155 and asking for Investor Relations. Eligible shareholders of record receiving multiple copies of our Proxy Statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. In the future, the Company may choose to distribute proxy information in this manner.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” See “What is the difference between a shareholder of record and a “street name” holder?” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What is the record date and what does it mean?

The record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 16, 2012 (the “Record Date”). The Record Date is established by the Board of Directors as required by Texas law. On the Record Date, 34,255,757 shares of Original Common Stock and no shares of Common Stock were issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, holders of common stock at the close of business on the Record Date may vote at the Annual Meeting. The Company also has issued to the United States Department of the Treasury (the “U.S. Treasury”) Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), which does not have the right to vote on any matters anticipated to be acted upon at the Annual Meeting.

What are the voting rights of the shareholders?

Each holder of common stock is entitled to one vote per share of common stock on all matters to be acted upon at the Annual Meeting. The Company’s Certificate of Formation prohibits cumulative voting rights. The Series C Preferred Stock does not have the right to vote on any matters anticipated to be acted upon at the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. The Proxy Statement and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The Proxy Statement and proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm (Proposal 4). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of directors to our Board of Directors (Proposal 1), the proposal to adopt a non-binding advisory resolution approving executive compensation (Proposal 2) or the proposal to adopt a non-binding advisory resolution on the frequency of holding future advisory votes to approve executive compensation (Proposal 3).

How do I vote my shares?

If you are a record holder, you may vote your common stock at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting. To vote by proxy, you must mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

The proxy card is fairly simple to complete, with specific instructions on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your common stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Wayne Pope and Robert L. Pou, III to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except one or more of the voting instructions, then the designated proxies will vote your shares “FOR” each proposal as to which you provide no voting instructions and for an every “1 YEAR” frequency on the proposal to adopt a non-binding advisory resolution on the frequency of holding future advisory votes on executive compensation. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If you hold some or all of your shares in “street name,” your bank, broker or other nominee should provide to you a request for voting instructions for the shares along with the Company’s proxy solicitation materials. By completing the voting instruction card, you may direct your nominee how to vote these shares. If you complete the voting instruction card except one or more of the voting instructions, then your broker may be unable to vote your shares with respect to the proposal as to which you provide no voting instructions. See “What is a broker non-vote?” Alternatively, if you want to vote your shares in person at the Annual Meeting, you must contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.

What if some or all of my shares are held in the ESOP?

If you are a participant in the Plains Capital Corporation Employees’ Stock Ownership Plan (the “ESOP”), then you may be receiving this material because of the common stock held for you in the ESOP. In that case, you should use the enclosed proxy card to instruct the ESOP trustees how to vote those shares. Return your proxy card, which serves as your voting instructions to the ESOP trustees, as described on the card itself. To allow sufficient time for voting by the ESOP trustees, your ESOP voting instructions must be received no later than Friday, May 4, 2012 at 5:00 p.m. Central Daylight Time. The Company’s transfer agent will tabulate the ESOP voting instructions it receives and provide aggregate ESOP voting instructions to the ESOP trustees. The ESOP trustees will vote the shares in accordance with such instructions and the terms of the ESOP. Your ESOP voting instructions are confidential and will not be disclosed to the Company. Please note that you will not be able to vote the shares of common stock held for you in the ESOP in person at the Annual Meeting as these shares may only be voted by the ESOP trustees.

The ESOP trustees may vote the shares held for you even if you do not direct them how to vote. The ESOP trustees will vote any shares held in the ESOP for which they do not timely receive instructions in their own, or the ESOP committee’s, discretion and in accordance with the ESOP plan documents.

If your shares of common stock are held by you in both your record name and in the ESOP, you may use the same enclosed proxy card to vote the shares held in your record name and to direct the ESOP trustees to vote the shares held for you in the ESOP. You must timely return the enclosed proxy card to direct the vote of the shares held for you in the ESOP.

Who counts the votes?

All votes will be tabulated by Eddie Ricks, the inspector of election appointed for the Annual Meeting or his substitute. Votes for each proposal will be tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you may vote your shares in person only if you obtain a proxy issued by your bank, broker or other nominee giving you the right to vote the shares.

You will not be able to vote the shares of common stock held for you in the ESOP in person at the Annual Meeting as these shares may only be voted by the ESOP trustees.

Even if you currently plan to attend the Annual Meeting, we recommend that you also return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

What are my choices when voting?

In the election of directors, you may vote for all director nominees or may withhold your vote as to one or more director nominees. With respect to the proposal to adopt a non-binding advisory resolution on the frequency of holding future advisory votes on executive compensation, you may vote for a frequency of every 1 Year, 2 Years or 3 Years, or you may abstain from voting on the proposal. With respect to each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal.

What are the Board of Directors’ recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1 – “FOR” the election of each nominee for director.

Proposal 2 – “FOR” the non-binding advisory resolution approving executive compensation.

Proposal 3 – “1 YEAR” on the frequency for the non-binding advisory resolution on holding future advisory votes to approve executive compensation.

Proposal 4 – “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

What if I do not specify how I want my shares voted?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

Proposal 1 – “FOR” the election of each nominee for director.

Proposal 2 – “FOR” the non-binding advisory resolution approving executive compensation.

Proposal 3 – “1 YEAR” on the frequency for the non-binding advisory resolution on holding future advisory votes to approve executive compensation.

Proposal 4 – “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of Ernst & Young LLP (Proposal 4). See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy by any of the following means:

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Annual Meeting to revoke your proxy.

•	Completing and submitting a new valid proxy bearing a later date.

•

Giving written notice of revocation to the Company addressed to Scott J. Luedke, Corporate Secretary at the Company’s address above, which notice must be received before noon, Central Daylight Time on May 8, 2012.

If you are a “street name” holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

What percentage of the vote is required to approve each proposal?

Assuming the presence of a quorum, the three director nominees who receive the most votes from the holders of the shares of our common stock for their election will be elected (Proposal 1).

Approval of the advisory resolution on executive compensation proposal (Proposal 2) and the proposal to ratify Ernst & Young LLP’s appointment (Proposal 4) will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of common stock represented in person or by proxy at the Annual Meeting entitled to be voted on such proposal and voted for or against such proposal.

With respect to the non-binding advisory resolution on the frequency of holding future advisory votes on executive compensation (Proposal 3), shareholders will be deemed to have approved the alternative that receives the most votes, even if that alternative receives less than a majority of the votes cast at the Annual Meeting.

How are abstentions and broker non-votes treated?

Abstentions are included in the determination of the number of shares present at the Annual Meeting for determining a quorum at the meeting. Abstentions will have no effect upon the approval of the proposals presented in this Proxy Statement.

Broker non-votes are included in the determination of the number of shares present at the Annual Meeting for determining a quorum at the meeting.

If you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1), no votes will be cast on your behalf. In addition, broker non-votes will have no effect on the adoption of the advisory resolution approving executive compensation proposal (Proposal 2) or the non-binding advisory resolution on the frequency of holding future advisory votes to approve executive compensation (Proposal 3). Your bank or broker will, however, have discretion to vote your shares with respect to the ratification of Ernst & Young LLP (Proposal 4) if you do not provide voting instructions on such proposal.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. None of our shareholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

What are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board of Directors is asking for your proxy, and we will pay all of the costs of asking for shareholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock and collecting voting instructions. We may use officers and employees of the Company to ask for proxies, as described below.

Is this Proxy Statement the only way that proxies may be solicited?

No. In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies, either by mail, telephone, telecopy, e-mail or through personal contact. These officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of common stock.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a current report on Form 8-K, which it expects to file with the SEC within four business days following the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to in this Proxy Statement. If you have any questions, or need additional material, please feel free to contact Investor Relations at investor.relations@plainscapital.com.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated three directors for election at the Annual Meeting by the shareholders (the “Director Nominees”).

Our Board of Directors has been divided into three classes, as nearly equal in number as possible, with the terms of office of one class expiring each year. At each annual meeting, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified. Three directors currently serve as Class I directors with terms expiring at the annual meeting of shareholders to be held in 2013, four directors currently serve as Class II directors with terms expiring at the annual meeting of shareholders to be held in 2014, and three directors currently serve as Class III directors with terms expiring at this Annual Meeting.

The Board of Directors has nominated three persons for election as Class III directors to serve for a term expiring at the annual meeting of shareholders to be held in 2015.

To be elected as a director, each director nominee must receive a plurality of the votes cast by the shareholders entitled to vote for the election of directors. Should any director nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each director nominee has expressed his or her intention to serve the entire term for which election is sought.

Directors and Nominees

The following table sets forth the name, age and position of each director currently serving on our Board of Directors and each nominee for election as a director as of April 3, 2012:

Name	Age	Positions
Alan B. White	63	Director, Chairman and Chief Executive Officer

Hill A. Feinberg	65	Director, Chief Executive Officer of First Southwest

Charlotte Jones Anderson	45	Director

Tracy A. Bolt	48	Director

James R. Huffines	61	Director, President and Chief Operating Officer

Lee Lewis	60	Director

Andrew J. Littlefair	51	Director

Michael T. McGuire	47	Director

A. Haag Sherman	46	Director

Robert C. Taylor, Jr.	64	Director

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth below. Each of our directors exhibits collegiality, honesty and integrity. Additional qualities of each of our Directors and director nominees are discussed in the biographical information below.

The biographies of the Class III Director Nominees (for terms that would expire in 2015) are as follows:

Lee Lewis.    Mr. Lewis has served as a director of PlainsCapital since 1989. He founded in 1976, and currently serves as the chief executive officer of, Lee Lewis Construction, Inc., a construction firm based in Lubbock, Texas. Mr. Lewis graduated from Texas Tech University and is a member of the American General Contractors Association, West Texas Chapter, the Chancellors Council for the Texas Tech University System, and the Red Raider Club.

Through his prior service on our Board of Directors, Mr. Lewis has many years of knowledge of PlainsCapital and the challenges and opportunities that we are presented. The background of Mr. Lewis as a manager of a Texas-based company also provides unique insight to the Board of Directors.

Michael T. McGuire.    Mr. McGuire has served as a director of PlainsCapital since September 2009 and serves on the Nominating and Corporate Governance Committee and the Audit Committee. Mr. McGuire currently serves as president of Andrews Distributing Company, a beverage distribution company, and has served on that company’s leadership team since July 2002. Mr. McGuire previously worked at EMC Corporation, a Fortune 500 technology company. Mr. McGuire earned his undergraduate degree in Marketing from Boston College’s Carroll School of Management, and graduated with highest honors from Southern Methodist University’s Executive MBA Program at the Cox School of Business in 2005 with a concentration in finance. He is a member of the national MBA honors association Beta Gamma Sigma.

Mr. McGuire has extensive business experience with large, entrepreneurial business organizations and provides the Board of Directors the perspectives of certain of our significant customers.

A. Haag Sherman.    Mr. Sherman has served as a director of PlainsCapital since September 2009. He is Chairman of the Compensation Committee and serves on the Audit Committee and the Executive Committee. Mr. Sherman co-founded and is a partner and non-executive vice chairman of Salient Partners, L.P., a $16 billion investment firm based in Houston, Texas. Mr. Sherman has served in various executive capacities with Salient Partners since 2002, including Chief Executive Officer and Chief Investment Officer. Mr. Sherman serves on the board of directors of The Endowment Fund complex, Salient Absolute Return Fund complex, Salient MLP & Energy Infrastructure Fund (NYSE: SMF) and Blue Dolphin Energy Company (Nasdaq: BDCO). Mr. Sherman is an honors graduate of the University of Texas School of Law and a cum laude graduate of Baylor University. He is a certified public accountant and a member of the State Bar of Texas.

Mr. Sherman has significant experience concerning accounting matters that is essential to our Board of Director’s oversight responsibilities.

The biographies of the Directors currently serving as Class I Directors (for terms expiring in 2013) are as follows:

Alan B. White.    Mr. White is one of our founders and has served as Chairman and Chief Executive Officer of PlainsCapital since 1987 and is the Chairman of the Executive Committee. Mr. White also serves on the board of directors of the Bank, PrimeLending, First Southwest and various other subsidiaries. Mr. White received his Bachelors of Business Administration in finance at Texas Tech University. Mr. White’s current charitable and civic service includes serving as Chairman of the North Texas Super Bowl Committee as well as a member of the Cotton Bowl Athletic Association Board of Directors, the MD Anderson Cancer Center Living Legend Committee and the Dallas Citizens Council. He was also the founding chairman of the Texas Tech School of Business Chief Executive’s Roundtable; the former Chairman of the Texas Tech Board of Regents, the Covenant Health System Board of Trustees, the Methodist Hospital System Board of Trustees and the Red Raider Club; and a member of the Texas Tech University President’s Council.

Mr. White possesses knowledge of our business and industry through his lengthy tenure as our Chairman and Chief Executive Officer that aids him in efficiently and effectively identifying and executing our strategic priorities.

Charlotte Jones Anderson.    Ms. Anderson has served as a director of PlainsCapital since September 2009 and serves on the Nominating and Corporate Governance Committee. She currently serves as executive vice president brand management and president of charities for the Dallas Cowboys Football Club, Ltd., a National Football League team. She has worked in various capacities for the Dallas Cowboys organization since 1990. A native of Little Rock, Arkansas, Ms. Anderson is a graduate of Stanford University where she earned a Bachelor of Science degree in Human Biology. Ms. Anderson is actively involved with a number of charitable and philanthropic organizations, including The Boys and Girls Clubs of America (regional trustee), the Salvation Army (board of directors), The Rise School (board of directors), the Southwest Medical Foundation (board of directors), the Dallas Symphony (board of directors), and the President’s Advisory Counsel for The Dallas Center for Performing Arts Foundation.

Ms. Anderson has significant managerial and executive officer experience with large entrepreneurial businesses and provides the Board of Directors the perspective of one of our significant customers.

Tracy A. Bolt.    Mr. Bolt has served as a director of PlainsCapital since September 2009. He is Chairman of the Audit Committee and serves on the Compensation Committee and the Executive Committee. Mr. Bolt co-founded in 1994 Hartman Leito & Bolt, LLP, an accounting and consulting firm based in Fort Worth, Texas, where he serves as a partner and is a member of the firm’s executive and compensation committees. Mr. Bolt holds a Bachelor of Science and Master of Science from the University of North Texas, and he is a certified public accountant. He currently serves as a business advisor to numerous management teams, public and private company boards, not for profit organizations and trusts.

Mr. Bolt has significant experience concerning accounting matters that is essential to our Board of Director’s oversight responsibilities.

The biographies of the Directors currently serving as Class II Directors (for terms expiring in 2014) are as follows:

Hill A. Feinberg.    Mr. Feinberg has served as Chairman and Chief Executive Officer of First Southwest since 1991 and was appointed to serve as one of PlainsCapital’s directors on December 31, 2008 in conjunction with our acquisition of First Southwest. Shareholders elected Mr. Feinberg as a director in conjunction with our 2009 and 2010 annual meeting of shareholders. Prior to joining First Southwest, Mr. Feinberg was a senior managing director at Bear Stearns & Co. Mr. Feinberg is a past chairman of the Municipal Securities Rulemaking Board, the self-regulatory organization with responsibility for authoring the rules that govern the municipal securities activities of registered brokers. Mr. Feinberg also is a member of the board of directors of Energy XXI (Bermuda) Limited, a public company, and serves as the non-executive chairman of the board of directors of General Cryogenics, Inc.

Mr. Feinberg has extensive knowledge and experience concerning our financial advisory segment and the industry in which it operates through his extended period of service to First Southwest.

James R. Huffines.    Mr. Huffines has served as our President and Chief Operating Officer since November 2010 and was elected as a director in May 2011. Prior to that, Mr. Huffines served as the Chairman of the Central and South Texas region of PlainsCapital Bank, a position he held since joining PlainsCapital in 2001. Mr. Huffines also serves on the board of directors of the Bank, PrimeLending, First Southwest and various other subsidiaries. Mr. Huffines holds a Bachelor of Business Administration in finance from the University of Texas. He serves on the board of Energy Future Holdings (formerly TXU Corp.), and is the chairman of its audit committee. In addition, Mr. Huffines previously served as chairman of the University of Texas System Board of Regents for over four years. Mr. Huffines also participates in many community and business organizations, including serving as a member of the advisory board of Texas Lyceum; the board of trustees of the Bob Bullock Texas State History Museum Foundation; the executive committee of the Chancellor’s Council at the University of Texas System; and a member of the Texas Philosophical Society.

Mr. Huffines’ significant banking and managerial experience and service as a director of a publicly traded company in a non-banking industry provide unique insights and experience to our Board of Directors.

Andrew J. Littlefair.    Mr. Littlefair has served as a director of PlainsCapital since September 2009 and serves on the Compensation Committee and the Nominating and Corporate Governance Committee. He is a co-founder of Clean Energy Fuels Corp., a provider of compressed and liquefied natural gas in the United States and Canada that is publicly traded on the NASDAQ Global Select Market, and has served as that company’s President, Chief Executive Officer and a director since 2001. From 1996 to 2001, Mr. Littlefair served as president of Pickens Fuel Corp., and from 1987 to 1996, he served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a staff assistant to the President. He is currently chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles. From 2007 through 2010, Mr. Littlefair served as a director of Westport Innovations Inc., a global provider of natural gas engine and fuel systems technology. He earned a Bachelor of Arts in Political Science from the University of Southern California.

Mr. Littlefair has significant experience serving as a chief executive officer and as a director of publicly traded companies and provides the Board of Directors with the perspective of a significant customer.

Robert C. Taylor,    Jr. Mr. Taylor has served as a director of PlainsCapital since 1997. He is Chairman of the Nominating and Corporate Governance Committee and serves on the Audit Committee and the Executive Committee. Mr. Taylor has been engaged in the wholesale distribution business in Lubbock, Texas since 1971. In February 2009, Mr. Taylor was appointed to serve as chief executive officer for United Supermarkets, LLC, a retail grocery business in Texas since 1915. Prior to that appointment, Mr. Taylor served as the vice president of manufacturing and supply chain for United Supermarkets since 2007. Mr. Taylor was appointed to the board of directors of United Supermarkets in November 2011. From 2002 to 2007, Mr. Taylor was the president of R.C. Taylor Distributing, Inc., a business engaged in the business of general merchandise, candy and tobacco to retail outlets in West Texas and Eastern New Mexico. Mr. Taylor is a 1971 graduate of Texas Tech University. He is chairman of the Lubbock Downtown Tax Increment Finance Redevelopment Committee, serves on the Texas Tech Chancellors Advisory Board, and serves on the Advisory Board for the Rawls College of Business at Texas Tech University.

Through his service on our Board of Directors, Mr. Taylor has many years of knowledge of PlainsCapital and the challenges and opportunities that we are presented. In addition, his experience as a manager of a Texas-based company provides unique insights to our Board of Directors.

All of the director nominees are currently serving on our Board of Directors.

There are no family relationships between any of our directors or executive officers.

The Board of Directors recommends that you vote “FOR” each director nominee.

Meetings of the Board of Directors and Committees

The Board of Directors met nine times in 2011. During 2011, the Audit Committee met seven times, the Compensation Committee met three times, the Nominating and Corporate Governance Committee met two times, and the Executive Committee met three times.

We expect our directors to attend board meetings, meetings of any committees and subcommittees on which they serve and each annual meeting of shareholders. While a member of our Board of Directors, each director attended at least 75 percent of the aggregate total number of meetings of the Board of Directors and the board committees on which he or she served during 2011. All of our directors attended last year’s annual meeting of shareholders.

Committees of the Board of Directors

Our Board of Directors has the authority to appoint committees to perform certain management and administration functions, and our Board of Directors has established the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The members of each committee are appointed by the Board of Directors and serve until their successors are elected and qualified, unless they are earlier removed or resign.

Audit Committee

We have an Audit Committee consisting of Mr. Bolt, Chairman, and Messrs. McGuire, Sherman and Taylor. The Audit Committee has responsibility for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting processes, our disclosure practices and the audits of our financial statements;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

•	reviewing our annual and quarterly financial statements prior to their filing with the SEC and prior to any release of earnings;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis;

•	preparing the audit committee report required by SEC rules to be included in our annual report;

•	reviewing and approving all related party transactions for potential conflict of interest situations on an ongoing basis;

•

determining compensation of, and reviewing the performance of, the independent accountants, appointing or terminating the independent accountants and considering and approving, in advance, any services proposed to be performed by the independent accountants; and

•	handling such other matters that are specifically delegated to the audit committee by our Board of Directors from time to time.

Each of Messrs. Bolt, Sherman and Taylor qualifies as an “audit committee financial expert” as defined by the SEC and all of the members of the Audit Committee are independent within the meaning of applicable SEC rules, Section 303A of the NYSE Listed Company Manual, and Federal Deposit Insurance Corporation guidelines.

Compensation Committee

We have a Compensation Committee consisting of Mr. Sherman, Chairman, and Messrs. Bolt and Littlefair. The Compensation Committee has the responsibility for, among other things:

•	recommending to our Board of Directors for consideration, the compensation and benefits of our executive officers and key employees;

•	monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to the Board of Directors concerning these matters;

•	preparing the compensation committee report required by SEC rules to be included in our annual report;

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•	handling such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

The Compensation Committee is responsible for evaluating the performance of, and determining the compensation for, the Chief Executive Officer. The committee also approves the compensation structure for senior management in accordance with guidelines established by the committee from time to time. The committee reviews the design and structure of the Company’s compensation programs to ensure that management’s interests are aligned with shareholders and that the compensation programs are aligned with the Company’s strategic priorities. See “Compensation Discussion and Analysis” herein.

The Compensation Committee also has the authority to retain and/or engage special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion, and receives funding from us to engage such advisors. At the committee’s direction, management retained Meridian Compensation Partners, LLC (“Meridian”) in 2010 and 2011 to provide the committee and management with comparative data on executive compensation and advice on the Company’s compensation programs for senior management. Meridian does no other work for the Company.

Our Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of Section 303A of the NYSE Listed Company Manual. Each of such directors is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

On March 18, 2009, our Board of Directors established the Non-Reporting Person Equity Compensation Committee. The committee is composed solely of Mr. White, our Chairman and Chief Executive Officer, and has authority to grant restricted stock and other share-based payment awards pursuant to the PlainsCapital Corporation 2009 Long-Term Incentive Plan (the “2009 Plan”). The committee may only make awards to our employees or prospective employees who are not, or would not be upon hiring, subject to the reporting requirements of Section 16 of the Exchange Act.

Executive Committee

The Executive Committee of the Board of Directors reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board of Directors’ meetings. The Executive Committee has the authority of the full Board of Directors, except for specific powers that are required by law to be exercised by the full Board of Directors. Actions taken by the Executive Committee are reported to the Board of Directors at its next meeting.

Nominating and Corporate Governance Committee

See “Corporate Governance – Nominating and Corporate Governance Committee” herein.

The following table shows the current membership of each of the foregoing committees.

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Charlotte Jones Anderson				X

Tracy A. Bolt	Chairman	X	X

Andrew J. Littlefair		X		X

Michael T. McGuire	X			X

A. Haag Sherman	X	Chairman	X

Robert C. Taylor, Jr.	X		X	Chairman

Alan B. White			Chairman

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director, officer, nominee or principal shareholder, or any affiliate thereof, is a party adverse to us or has a material interest adverse to us.

CORPORATE GOVERNANCE

PlainsCapital, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance, and the Board of Directors has established Corporate Governance Guidelines under which we operate.

The current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Categorical Standards of Director Independence, which is not yet effective, are available on our website at www.plainscapital.com/investors.

Board Leadership Structure and Role in Risk Oversight

Mr. White, one of our founders, has served as our Chairman and Chief Executive Officer since 1987. The Board of Directors believes that Mr. White is best situated to serve as our Chairman and Chief Executive Officer because he is the director most familiar with the Company’s business and industry and is most capable of efficiently and effectively identifying strategic priorities and leading the discussion and execution of strategy. Our Board of Directors includes six independent members, and our Audit, Compensation and Nominating and Corporate Governance Committees are each comprised entirely of independent directors. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while our Chief Executive Officer brings company-specific experience and expertise. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board of Directors, each of which is essential to effective governance, and combined with the oversight of our independent directors, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit Committee receives periodic reports from management concerning the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy. In addition, our Compensation Committee considers whether any of our compensation policies and practices create risks to our risk management practices or provide incentives to our executives and other employees to take risks that are reasonably likely to have a material adverse effect on us. Our Board of Directors also receives regular reports from the chairman of management’s Risk Management Committee, which is comprised entirely of members of management. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board of Directors structure supports this approach.

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee consisting of Mr. Taylor, Chairman, Ms. Anderson and Messrs. Littlefair and McGuire. The Nominating and Corporate Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by our Board of Directors as nominees for election as directors and to fill any vacancies on the board;

•	considering and recommending to our Board of Directors qualifications for the position of director and policies concerning the term of office of directors and the composition of the board;

•	monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance;

•	considering and recommending to our Board of Directors other actions relating to corporate governance; and

•	handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board of Directors from time to time.

In selecting director nominees for recommendation to the Board of Directors, the Nominating and Corporate Governance Committee considers the following factors:

•	the appropriate size and diversity of our Board of Directors;

•

our needs with respect to the particular knowledge, skills and experience of nominees, including experience in banking, mortgage lending, corporate finance, technology, business, administration and sales, in light of the prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	experience with accounting rules and practices, and whether such a person qualifies as an “audit committee financial expert” pursuant to SEC rules; and

•	balancing continuity of membership of our Board of Directors with periodic injection of fresh perspectives provided by new board members.

Our Board of Directors believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of the Company, the results of operations and financial condition of the Company and its significant subsidiaries and business segments, and the relative standing of the Company and its business segments in relation to our competitors.

In identifying director nominees, the Nominating and Corporate Governance Committee will first evaluate the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination.

If any member of the Board of Directors does not wish to continue in service or if the committee or the Board of Directors decides not to re-nominate a member for re-election, the committee will identify another nominee with the desired skills and experience described above. The committee takes into consideration the overall composition and diversity of the Board of Directors and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Our Corporate Governance Guidelines provide that the Board of Directors will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. Generally, the committee will strive to assemble a Board of Directors that brings to us a variety of perspectives and skills derived from business and professional experience as it may deem are in our and our shareholders’ best interests. In doing so, the committee will also consider candidates with appropriate non-business backgrounds.

The Nominating and Corporate Governance Committee considers all qualified candidates identified by members of the committee, by other members of the Board of Directors, by senior management and by shareholders. The committee follows the same process and uses the same criteria for evaluating candidates proposed by shareholders, members of the Board of Directors and members of senior management. We have not paid fees to any third party to assist in the process of identifying or evaluating director candidates during 2011.

Shareholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, PlainsCapital Corporation, 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219. All proposals for nominations received by the Corporate Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration. Our bylaws provide that shareholder proposals and director nominations by shareholders must be made in compliance with certain advance notice, informational and other applicable requirements. For a detailed description of our Annual Meeting advance notice requirements and our shareholder nomination procedures, please see “Submission of Future Shareholder Proposals” herein.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: director qualifications, director responsibilities, board committees, access to senior management, director compensation, CEO evaluation and succession planning, and Board of Directors performance evaluation. A copy of our Corporate Governance Guidelines is available on our website at www.plainscapital.com/investors.

Director Independence

Our Corporate Governance Guidelines provide that our Board of Directors shall be composed of a majority of directors who meet the criteria for independence required by the rules of the New York Stock Exchange (the “NYSE”). In addition, our Board of Directors previously adopted Categorical Standards of Director Independence that would be effective if and when we list our common stock on the NYSE. A copy of our Categorical Standards of Director Independence, which is not yet effective, is available on our website at www.plainscapital.com/investors.

In making its annual review on director independence, the Board of Directors considered transactions and relationships between each director and any member of his or her immediate family and the Company. The Board of Directors considered that five directors it determined to be independent—Ms. Anderson and Messrs. Bolt, Littlefair, McGuire and Taylor—have, or a member of their immediate family or an affiliated company in which they are employed or in which they are a principal equity holder has, received loans from PlainsCapital Bank in the ordinary course of business that our Board of Directors did not view as compensation. In our management’s opinion, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the Bank with other unaffiliated persons and do not involve more than normal risk of collectability. In addition, the Board of Directors considered transactions between the Bank and Clean Energy Finance, Inc., a subsidiary of Clean Energy Fuels Corp., a company for which Andrew J. Littlefair serves as a director and president and chief executive officer. Mr. Littlefair also beneficially owns approximately 2.9% of Clean Energy Fuels Corp. In late 2011 and early 2012, the Bank purchased, in a series of transactions, an aggregate of approximately $2.0 million in original principal amount of promissory notes issued by unaffiliated third parties from Clean Energy Finance, Inc. Although purchased at premium to the outstanding principal balance on the notes, at the time of purchase, the interest rates on the notes exceeded the market rates charged by the Bank on similar-type loans that it originated. Clean Energy Finance, Inc. performs the servicing on the notes at no cost to the Bank and sold the notes with recourse to Clean Energy Finance, Inc. in the event of default. The aggregate payments of the purchase prices in these transactions constituted less than 2% of the consolidated gross revenues of each of Clean Energy Fuels Corp. and the Company in 2011 and were made in the ordinary course of business in arms-length transactions. Mr. Littlefair did not have a direct financial interest in any of the transactions with Clean Energy Finance, Inc.

Based upon these standards and the review and consideration of the foregoing information and other information contained herein, our Board of Directors has affirmatively determined that the following members of, and nominees for election to, our Board of Directors are independent: Charlotte Jones Anderson, Tracy Bolt, Andrew Littlefair, Michael McGuire, A. Haag Sherman and Robert C. Taylor, Jr.

Certain Transactions and Relationships

During 2011, we paid Lee Lewis Construction, Inc., a construction company owned and operated by Lee Lewis, one of our directors, approximately $409,000 for certain construction services.

During 2011, Lee Ann White, the wife of Alan B. White, our Chairman and Chief Executive Officer, served as our Senior Vice President, Director of Public Relations, and Kale Salmans, the son of Todd Salmans, President and Chief Executive Officer of PrimeLending, served as a Regional Manager of PrimeLending. Pursuant to our employment arrangements with these individuals, we paid an aggregate of approximately $580,000 as compensation for their services as employees during 2011.

In 2007, the Bank contracted with Cowboys Stadium, L.P., a company affiliated with the employer of Ms. Anderson and that is beneficially owned by Ms. Anderson and certain of her immediate family members, for the 20-year lease of a suite at Cowboys Stadium beginning in 2009. Pursuant to the lease agreement, the Bank has agreed to pay Cowboys Stadium, L.P. annual payments of $500,000, subject to possible annual escalations, not to exceed 3% per year, beginning with the tenth year of the lease.

Mr. Huffines, our President and Chief Operating Officer and one of our directors, currently serves as a director, and owns approximately 11.6%, of Hester Capital Management, LLC, a majority-owned investment advisory subsidiary of PlainsCapital (“Hester”). During the year ended December 31, 2011, Hester generated less than 1% of PlainsCapital’s consolidated net income. We do not believe that Mr. Huffines has a material direct or indirect interest in any transactions between PlainsCapital or any of its subsidiaries and Hester.

Compensation Committee Interlocks and Insider Participation

Mr. White, our Chairman and Chief Executive Officer, Mr. Martin, our Executive Vice President and Chief Financial Officer, Mr. Huffines, a director and our President and Chief Operating Officer, and Mr. Schaffner,

President and Chief Executive Officer of the Bank, each serve as a director of First Southwest, a wholly owned subsidiary of PlainsCapital. Hill A. Feinberg serves as the Chief Executive Officer of First Southwest and on the Board of Directors of PlainsCapital. Since September 17, 2009, PlainsCapital’s Compensation Committee has been comprised of independent directors, has reviewed and set the compensation of each of Messrs. White, Martin, Feinberg, Huffines and Schaffner and does not believe that these interlocks pose any risks that are likely to have a material adverse effect on us.

Indebtedness

The Bank has had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. In our management’s opinion, the lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors, our subsidiaries and certain persons performing services for us. The code of ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, improper conflicts of interest or other violations.

Pursuant to the Code of Business Conduct and Ethics, if a potential conflict of interest would constitute a “related party transaction,” then the terms of the proposed transaction must be reported in writing to our Chief Executive Officer, President, Executive Vice President – Chief Compliance Officer, or General Counsel, who must then refer, if necessary, the matter to our Audit Committee for approval. Generally, a related party transaction is a transaction that includes a director or executive officer, directly or indirectly, and us that exceeds $120,000 in amount, exclusive of employee compensation and director fees.

A copy of our Code of Business Conduct and Ethics is available on our website at www.plainscapital.com/investors. We intend to disclose any amendments to our Code of Business Conduct and Ethics on our website at www.plainscpaital.com/investors.

Communications with the Board of Directors

The Board of Directors welcomes communication from the Company’s shareholders. Shareholders and other interested parties who wish to communicate with a member or members of our Board of Directors or a committee thereof may do so by addressing correspondence to the board member, members or committee, c/o Corporate Secretary, PlainsCapital Corporation, 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219. Our Corporate Secretary will review and forward correspondence to the appropriate person or persons.

DIRECTOR COMPENSATION

Directors’ compensation is determined by the Board of Directors. We pay members of our Board of Directors based on the directors’ participation in board meetings held throughout the year. Each of our directors receives $3,500 for each Board of Directors’ meeting attended. In addition, our non-employee directors each receive an annual cash retainer of $15,000 and are entitled to receive an annual grant of restricted shares of our common stock having a value of $15,000 on the date of grant. The Chairman of our Audit Committee receives an additional $10,000 annual retainer, the Chairman of the Compensation Committee receives an additional $7,500 annual retainer, and the Chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 annual retainer. In addition, the non-chairman members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional $2,000 annual retainer for each of such committees on which they serve as a non-chairman member.

The following table summarizes the compensation paid by us to directors who are not Named Executive Officers for the fiscal year ended December 31, 2011.

Director Compensation Table

Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charlotte Jones Anderson	$48,500		$14,998	—	—	—	—	$63,498
Tracy A. Bolt	$58,500	(2)	$14,998	—	—	—	—	$73,498
Lee Lewis	$46,500		$14,998	—	—	—	—	$61,498
Andrew J. Littlefair	$47,000		$14,998	—	—	—	—	$61,998
Michael T. McGuire	$50,500		$14,998	—	—	—	—	$65,498
A. Haag Sherman	$56,000		$14,998	—	—	—	—	$70,998
Robert C. Taylor, Jr.	$53,500		$14,998	—	—	—	—	$68,498

(1)	Represents the grant date fair value of 1,332 restricted shares of common stock granted on May 11, 2011, based upon a stock price of $11.26 per share, the value of our common stock computed as of December 31, 2009 in our ESOP valuation, the most current valuation available at the date of grant.
(2)	Includes $3,500 that Mr. Bolt received as compensation for a meeting of the Board of Directors for which Mr. Bolt was unable to attend due to technical difficulties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth as of March 16, 2012 certain information regarding the beneficial ownership of the shares of our voting stock by: (i) each person who is known by us to own beneficially more than 5% of such shares; (ii) each member of our Board of Directors, each director nominee and each of our named executive officers; and (iii) all of our directors and executive officers as a group (13 persons). Alan White, our Chairman and Chief Executive Officer; John A. Martin, our Executive Vice President and Chief Financial Officer; Hill A. Feinberg, Chief Executive Officer of First Southwest; James R. Huffines, our President and Chief Operating Officer; Todd L. Salmans, President and Chief Executive Officer of PrimeLending; and Jerry L. Schaffner, President and Chief Executive Officer of the Bank, are currently the only executive officers of the Company. Except as otherwise indicated, the beneficial owners listed in the table below have sole voting and investment powers with respect to the shares indicated, and the address for each beneficial owner is 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219. The applicable percentage ownership is based on 34,255,757 shares of our Original Common Stock issued as of March 16, 2012, plus, on an individual basis, the right of that individual to obtain Original Common Stock upon exercise of stock options within 60 days of March 16, 2012. The aggregate amount of shares of our Original Common Stock issued includes 1,736,279 shares of common stock that are held in escrow by an escrow agent on behalf of the former stockholders of First Southwest that may be released to such stockholders upon the satisfaction of the earnout provisions contained in the Merger Agreement between PlainsCapital Corporation and First Southwest Holdings, Inc., dated as of November 7, 2008, as amended (the “Merger Agreement”), pursuant to which we acquired First Southwest Holdings, Inc. Pursuant to the Merger Agreement, the former stockholders of First Southwest are entitled to vote these earnout shares prior to their cancellation or release from escrow.

	Original Common Stock Beneficially Owned (1)
Name	Number		Percentage
Directors and Officers
Charlotte Jones Anderson	2,515	(2)	*
Tracy A. Bolt	2,515	(3)	*
Hill A. Feinberg	2,162,145	(4)	6.3%
James R. Huffines	222,658	(5)	*
Lee Lewis	780,115	(6)	2.3%
Andrew J. Littlefair	2,515	(7)	*
John A. Martin	12,965	(8)	*
Michael T. McGuire	2,515	(9)	*
Todd L. Salmans	61,692	(10)	*
Jerry L. Schaffner	228,451	(11)	*
A. Haag Sherman	17,515	(12)	*
Robert C. Taylor, Jr.	35,392	(13)	*
Alan B. White	2,803,180	(14)(15)	8.2%
PlainsCapital Officers and Directors as a Group (13 persons)	6,334,173		18.5%

Certain Persons
Charles Eric Maedgen Exempt Estate Trust	2,389,122	(16)(17)	7.0%
Maedgen & White, Ltd.	2,389,122	(15)(16)	7.0%
Elizabeth M. White	2,554,816	(18)	7.5%

*	Less than 1%.

(1)	No shares of our Common Stock were issued or outstanding as of March 16, 2012.

(2)	Includes 1,332 shares of restricted stock granted to Ms. Anderson. Pursuant to the terms of her restricted stock grant, she has the right to vote the shares but may only dispose of the shares after they vest on May 11, 2012.

(3)	Includes 1,332 shares of restricted stock granted to Mr. Bolt. Pursuant to the terms of his restricted stock grant, he has the right to vote the shares but may only dispose of the shares after they vest on May 11, 2012.

(4)	Includes 532,284 shares of common stock currently held in escrow with U.S. Bank National Association for the benefit of Mr. Feinberg (the “Feinberg Earnout Shares”). The Feinberg Earnout Shares are subject to the earnout provisions of the Merger Agreement. Mr. Feinberg may not receive the Feinberg Earnout Shares until January 31, 2013, and the number of shares that he will receive, if any, is subject to reduction in accordance with the terms of the Merger Agreement. Mr. Feinberg has the right to vote, but not the power to dispose of, the Feinberg Earnout Shares prior to their cancellation or release from escrow and may be deemed the beneficial owner thereof. Also includes 36,000 shares of restricted stock granted to Mr. Feinberg. Pursuant to the terms of Mr. Feinberg’s restricted stock grant, he has the right to vote such shares but may only dispose of such shares to the extent they have vested. 435,000 of the shares held by Mr. Feinberg are pledged as security on a loan from an unaffiliated party.

(5)	Includes 5,400 shares of common stock issuable to Mr. Huffines upon exercise of stock options. Also includes 55,000 shares of restricted stock granted to Mr. Huffines. Pursuant to the terms of Mr. Huffines’ restricted stock grant, he has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 7,890 shares of common stock allocated to the account of Mr. Huffines pursuant to the ESOP. Each ESOP participant has the right to direct the ESOP Trustee to vote the shares allocated to his or her account on all matters requiring the vote of our shareholders and as such, Mr. Huffines may be deemed the beneficial owner of such shares.

(6)	Includes 777,600 shares of common stock held by Lee Lewis Construction. Mr. Lewis is the sole owner of Lee Lewis Construction and may be deemed to have voting and/or investment power with respect to the shares owned by Lee Lewis Construction. Also includes 1,332 shares of restricted stock granted to Mr. Lewis. Pursuant to the terms of his restricted stock grant, he has the right to vote the shares but may only dispose of the shares after they vest on May 11, 2012.

(7)	Includes 1,332 shares of restricted stock granted to Mr. Littlefair. Pursuant to the terms of his restricted stock grant, he has the right to vote the shares but may only dispose of the shares after they vest on May 11, 2012.

(8)	Includes 338 shares of common stock allocated to the account of Mr. Martin pursuant to the ESOP. Each ESOP participant has the right to direct the ESOP Trustee to vote the shares allocated to his or her account on all matters requiring the vote of our shareholders and as such, Mr. Martin may be deemed the beneficial owner of such shares.

(9)	Includes 1,332 shares of restricted stock granted to Mr. McGuire. Pursuant to the terms of his restricted stock grant, he has the right to vote the shares but may only dispose of the shares after they vest on May 11, 2012.

(10)	Includes 1,991 shares of common stock allocated to the account of Mr. Salmans pursuant to the ESOP. Each ESOP participant has the right to direct the ESOP Trustee to vote the shares allocated to his or her account on all matters requiring the vote of our shareholders and as such, Mr. Salmans may be deemed the beneficial owner of such shares. Includes 25,000 and 34,701 shares of restricted stock granted to Mr. Salmans on April 1, 2010 and April 1, 2011, respectively. Pursuant to the terms of Mr. Salmans’ restricted stock grant, he has the right to vote such shares but may only dispose of such shares after such shares have vested on April 1, 2015 and April 1, 2016, respectively.

(11)	Includes 7,200 shares of common stock issuable to Mr. Schaffner upon the exercise of stock options. Also includes 15,426 shares of common stock held by Mr. Schaffner in an individual retirement account and 1,881 shares held by Susan Schaffner, the spouse of Mr. Schaffner, in an individual retirement account. Also includes 45,000 shares of restricted stock granted to Mr. Schaffner. Pursuant to the terms of Mr. Schaffner’s restricted stock grant, he has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 44,467 shares of common stock allocated to the account of Mr. Schaffner pursuant to the ESOP. Each ESOP participant has the right to direct the ESOP Trustee to vote the shares allocated to his or her account on all matters requiring the vote of our shareholders and as such, Mr. Schaffner may be deemed the beneficial owner of such shares.

(12)	Includes 1,332 shares of restricted stock granted to Mr. Sherman. Pursuant to the terms of his restricted stock grant, he has the right to vote the shares but may only dispose of the shares after they vest on May 11, 2012.

(13)	Includes 1,332 shares of restricted stock granted to Mr. Taylor. Pursuant to the terms of his restricted stock grant, he has the right to vote the shares but may only dispose of the shares after they vest on May 11, 2012.

(14)	Includes 7,200 shares of common stock issuable to Mr. White upon exercise of stock options; 122,286 shares held by Mr. White in an individual retirement account; 6,375 shares held directly by the reporting person’s spouse; 30,678 shares held by Double E Investments (“Double E”); 16,602 shares held by EAW White Family Partnership, Ltd. (“EAW”); and 10,368 held by Maedgen, White and Maedgen (“MW&M”). As the manager of Double E, the managing partner of MW&M and the sole member of the general partner of EAW, Mr. White has exclusive authority to vote and/or dispose of the Securities held by Double E, MW&M and EAW, respectively, and may, therefore, be deemed to have sole voting and dispositive power over the shares of common stock held by Double E, MW&M and EAW. Also includes 2,389,122 shares held by Maedgen & White, Ltd. 442,977 of the shares held by Maedgen & White, Ltd. are pledged as security on loans from an unaffiliated party. Also includes 150,000 shares of restricted stock granted to Mr. White. Pursuant to the terms of Mr. White’s restricted stock grant, he has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 45,547 shares of common stock allocated to the account of Mr. White and 5,667 shares of common stock allocated to Mr. White’s spouse pursuant to the ESOP. Each ESOP participant has the right to direct the ESOP Trustee to vote the shares allocated to his or her account on all matters requiring the vote of our shareholders and as such, Mr. White may be deemed the beneficial owner of such shares.

(15)	Mr. White is the sole general partner of Maedgen & White, Ltd. and may be deemed to beneficially own the shares held by Maedgen & White, Ltd. As the sole general partner of Maedgen & White, Ltd., Mr. White has the power to vote the shares held by Maedgen & White, Ltd. The Agreement of Limited Partnership of Maedgen & White, Ltd. requires the approval of 80% of the limited partnership interests in Maedgen & White, Ltd. before its general partner may dispose of the shares held by Maedgen & White, Ltd. Mr. White, directly and indirectly, controls approximately 77% of the limited partnership interests of Maedgen & White, Ltd. and therefore may be deemed to share dispositive power over the shares held by Maedgen & White, Ltd.

(16)	The Charles Eric Maedgen Exempt Estate Trust (the “Trust”) is a limited partner of Maedgen & White, Ltd. The Trust holds approximately 40% of the partnership interest in Maedgen & White, Ltd. Because the approval of 80% of the limited partnership interests in Maedgen & White, Ltd. is required before the shares held by Maedgen & White, Ltd. may be sold, the Trust has the power to prevent the sale of the shares held by Maedgen & White, Ltd. and therefore may be deemed to share dispositive power over the shares held by Maedgen & White, Ltd. The Trust does not have voting power over, and disclaims beneficial ownership with respect to, the shares held by Maedgen & White, Ltd. Mr. White is the sole trustee of the Trust.

(17)	Comprised of 2,389,122 shares of common stock held by Maedgen & White, Ltd.

(18)	Includes 2,389,122 shares held by Maedgen & White, Ltd. Ms. White is the former spouse of Mr. White, our Chairman and Chief Executive Officer, and a limited partner of Maedgen & White, Ltd. Ms. White holds approximately 24% of the partnership interest in Maedgen & White, Ltd. Because the approval of 80% of the limited partnership interests in Maedgen & White, Ltd. is required before the shares held by Maedgen & White, Ltd. may be sold, Ms. White has the power to prevent the sale of the shares held by Maedgen & White, Ltd. and therefore may be deemed to share dispositive power over the shares held by Maedgen & White, Ltd. Ms. White does not have voting power over, and disclaims beneficial ownership with respect to, the shares held by Maedgen & White, Ltd. Also includes 119,955 shares held by Ms. White in an individual retirement account and 32,989 shares of common stock allocated to the account of Ms. White pursuant to the ESOP. Each ESOP participant has the right to direct the ESOP Trustee to vote the shares allocated to his or her account on all matters requiring the vote of our shareholders and as such, Ms. White may be deemed the beneficial owner of such shares. Ms. White’s address is c/o PlainsCapital Bank, 5010 University Ave., Lubbock, Texas 79413.

There are no arrangements currently known to us, the operation of which may at a subsequent date result in a change of control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock, and any changes in that ownership, to the SEC, and furnish us with copies of the reports. The SEC has designated specific due dates for these reports. Based solely on our review of copies of the reports received, and written representations from our directors and officers, we believe that all persons subject to reporting under Section 16(a) of the Exchange Act timely filed all required reports pursuant to such section concerning our common stock in 2011 with the exception of one Form 4 that was filed late on behalf of Jerry Schaffner, President and Chief Executive Officer of the Bank, related to the exercise of an employee stock option.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are appointed by the Board of Directors and hold office until their successors are chosen and qualify. The following table sets forth the name, age and positions of each of our executive officers as of April 3, 2012:

Name	Age	Position
Alan B. White	63	Director, Chairman and Chief Executive Officer

Hill A. Feinberg	65	Director, Chairman and Chief Executive Officer of First Southwest

James R. Huffines	61	Director, President and Chief Operating Officer

John A. Martin	64	Executive Vice President, Chief Financial Officer

Todd L. Salmans	63	President and Chief Executive Officer of PrimeLending

Jerry L. Schaffner	54	President and Chief Executive Officer of PlainsCapital Bank

The biographies of our executive officers are as follows:

Alan B. White. Please see the biography of Mr. White on page 9 of this Proxy Statement.

Hill A. Feinberg. Please see the biography of Mr. Feinberg on page 10 of this Proxy Statement.

James R. Huffines. Please see the biography of Mr. Huffines on page 10 of this Proxy Statement.

John A. Martin.    Mr. Martin has served as our Executive Vice President and Chief Financial Officer since November 15, 2010. Mr. Martin also serves on the board of directors of the Bank, PrimeLending, First Southwest and various other subsidiaries. Prior to joining PlainsCapital, Mr. Martin most recently served as executive vice president and chief financial officer of Family Bancorp, Inc. and its subsidiary, San Antonio National Bank, from April 2010 until October 2010. Before joining Family Bancorp, from 2009 to 2010, Mr. Martin served as a consultant to community banks, providing strategic planning services. Beginning in 2005, Mr. Martin served as chief financial officer of Texas Regional Bancshares, Inc. and later served as director of financial planning and analysis for BBVA Compass after its acquisition of Texas Regional Bancshares in 2006. Prior to joining Texas Regional Bancshares, Mr. Martin was a partner with Smith Frankhauser Voigt & Watson, PLLC, an accounting firm with a specialization in banking. Mr. Martin attended the University of Texas, where he received his Bachelor of Business Administration. Mr. Martin is also a licensed Certified Public Accountant in the State of Texas.

Todd L. Salmans.    Mr. Salmans currently serves as the President and Chief Executive Officer of PrimeLending, a position he has held since January 1, 2011. As President and Chief Executive Officer, Mr. Salmans is responsible for the strategic direction and day-to-day management of PrimeLending, including financial performance, compliance, business development, board and strategic partner communications and team development. He also serves as a member of PrimeLending’s Board of Directors. Mr. Salmans joined PrimeLending in 2006 as Executive Vice President and Chief Operating Officer, with responsibility over daily operations, loan processing and sales. He was promoted to President in April 2007. Mr. Salmans has over 30 year of experience in the mortgage banking industry. Prior to joining PrimeLending, he served as regional executive vice president of CTX/Centex, regional senior vice president of Chase Manhattan/Chase Home Mortgage Corp., and regional senior vice president of First Union National Bank/First Union Mortgage Corp. Mr. Salmans is currently a board member of the Texas Mortgage Bankers Association.

Jerry L. Schaffner.    Mr. Schaffner serves as the President and Chief Executive Officer of the Bank. He currently serves as a director of the Bank, PrimeLending, First Southwest and various other subsidiaries, and previously served as a director of PlainsCapital from 1993 until March 2009. Mr. Schaffner has over 25 years of banking experience and joined PlainsCapital in 1988 as part of its original management group. He received his Bachelor of Business Administration in finance from Texas Tech University. Mr. Schaffner is a licensed Texas real estate broker.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee certifies that:

1.	During the part of the most recently completed fiscal year that was a part of the TARP Period (as defined below), it reviewed with senior risk officers the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of PlainsCapital;

2.	During the part of the most recently completed fiscal year that was a part of the TARP Period, it reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to PlainsCapital; and

3.	During the part of the most recently completed fiscal year that was a part of the TARP Period, it reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of PlainsCapital to enhance the compensation of any employee.

The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

A. Haag Sherman, Chairman

Tracy A. Bolt

Andrew J. Littlefair

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented elsewhere in this Proxy Statement.

Introduction and Summary

The purpose of this Compensation Discussion and Analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by: (i) the person who served as our principal executive officer during fiscal 2011; (ii) the persons who served as our principal financial officer during fiscal 2011; and (iii) our three most highly compensated executive officers, other than our principal executive officer or principal financial officer, who were serving as executive officers, as determined in accordance with the rules and regulations promulgated by the SEC, as of December 31, 2011 with compensation during fiscal 2011 of

$100,000 or more (the “Named Executive Officers”), and to explain the numerical and related information contained in the tables presented elsewhere in this Proxy Statement. For our 2011 fiscal year, our Named Executive Officers were:

•	Alan B. White, Chairman and Chief Executive Officer;

•	John A. Martin, Executive Vice President and Chief Financial Officer;

•	Hill A. Feinberg, Director and Chief Executive Officer of First Southwest;

•	James R. Huffines, President and Chief Operating Officer;

•	Todd L. Salmans, President and Chief Executive Officer of PrimeLending; and

•	Jerry L. Schaffner, President and Chief Executive Officer of PlainsCapital Bank.

On January 1, 2011, Roseanna McGill relinquished the title of Chief Executive Officer of PrimeLending to Todd L. Salmans and continued to serve as Chairman of PrimeLending. Since November 15, 2010, Ms. McGill has served as Executive Vice President, Strategic Initiatives of PlainsCapital Corporation. Although not a “named executive officer” under the rules of the SEC, we have included Jerry L. Schaffner as such in this Compensation Discussion and Analysis and the executive compensation tables to provide a fuller understanding of our compensation philosophies and objectives.

2011 Company Performance

PlainsCapital’s results improved in 2011 compared to 2010. The improvement in our performance primarily resulted from our taking advantage of improved conditions in the markets in which we operate and an improvement in the credit quality of our loans. Significant achievements in 2011 include the following, which are discussed in more detail in our annual report on Form 10-K for the year ended December 31, 2011:

•	The Company increased earnings in 2011 to $53.2 million, or $1.36 per diluted share, compared to $32.4 million, or $0.80 per diluted share in 2010.

•	The Company achieved a 11.27% return on average shareholders’ equity in 2011 compared to 7.44% in 2010.

•	The Company achieved a 0.98% return on average assets in 2011 compared to 0.65% in 2010.

•	Loans, including loans held for sale, increased 14.2% at December 31, 2011, compared to December 31, 2010.

•	Deposits increased 8.4% at December 31, 2011, compared to December 31, 2010.

•	Credit quality improved in 2011 as reflected by a 72.3% reduction in net charge-offs and a 73.9% reduction in the provision for loan losses compared to the year ended December 31, 2010.

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On September 27, 2011, the Company repaid the Series A and Series B Preferred Stock issued on December 19, 2008 to the U.S. Treasury under the Troubled Asset Release Program (“TARP”) Capital Purchase Program. The repayment was made after the sale to the U.S. Treasury of the Company’s Series C Preferred Stock pursuant to the Small Business Lending Fund (“SBLF”) program.

Compensation Philosophy and Objectives

We have developed a compensation program for our Named Executive Officers designed to meet the following goals:

•	align the interest of executives and employees with those of our shareholders;

•	reward performance and further the long-term interests of our shareholders;

•	attract, motivate and retain executives and employees with competitive compensation for our industry and the labor markets in which we operate;

•	build and encourage ownership by our employees of our shares;

•	balance our short-term and long-term strategic goals;

•	mitigate risk and comply with applicable laws and regulations, including those of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”); and

•	account for factors unique to each business line of the Company.

In addition to the foregoing, our compensation program takes into account a variety of factors unique to our organizational structure and business. Our senior executive team manages an enterprise significantly more complex than a traditional bank holding company. Each of our three distinct business lines has a different area of focus and competes in different industries. In particular, we follow a decentralized approach to compensation, giving senior management the necessary discretion within their business lines to compensate professionals and staff consistent with industry norms for that business segment. In addition, each of these business lines is regulated by different regulators (in some cases, multiple regulators) and has different capital requirements and compensation structures. Therefore, professionals within the financial advisory business segment will be compensated differently than those of the banking segment, given the differences in the industries in which the financial advisory segment and the banking segment compete. Senior management of the Company must have an understanding of each of these industries, make capital allocation decisions among them and manage them as an overall whole, while also assisting the senior management of each business segment to fulfill its managerial responsibilities to its respective business segment. Accordingly, while banking comparables are helpful in providing guidance to the Compensation Committee, the Compensation Committee will also consider the compensation structure and inputs relating to other industries, including investment banking, mortgage banking and diversified financial service companies that cover banking and other financial services.

Role of the Executive Officers in Determining Compensation

The Compensation Committee acts on behalf of our Board of Directors to establish the Company’s general compensation policies for our executive officers. The Board of Directors determines whether the Compensation Committee will make determinations as a committee or will make recommendations to the Board of Directors. In fiscal 2011, the Compensation Committee determined the compensation of our executive officers and delegated to senior executive officers compensation determinations for employees in their respective divisions.

Mr. White, our Chief Executive Officer, makes recommendations to the Compensation Committee concerning the compensation of those employees reporting directly to Mr. White. Mr. White does not, nor does any other member of our senior management, make recommendations on his or her own compensation. The Compensation Committee approves the compensation of the Chief Executive Officer in executive session, without any members of our senior management present.

Role of Compensation Consultants and Market Data

In 2011, the Compensation Committee retained Meridian as its independent consultant on executive and director compensation. Meridian’s engagement is to act as the Compensation Committee’s independent advisor on executive and director compensation and assist the Compensation Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for our Named Executive Officers.

The Compensation Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the Named Executive Officers’ compensation are made by the Compensation Committee. The Compensation Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Compensation Committee), and therefore the Compensation Committee believes that the compensation consultant is independent.

In 2011, the Compensation Committee reviewed market benchmark data provided by Meridian on our Named Executive Officers. Meridian reviewed our total direct compensation levels, including base salary, annual cash bonuses, and equity-based compensation against compensation surveys of other diversified financial institutions. Additionally, Meridian provided proxy-reported executive compensation data for the following peer companies:

•	Boston Private Financial Holdings Inc.;

•	First Financial Bancorp;

•	First Financial Bankshares Inc.;

•	FirstMerit Corporation;

•	IBERIABANK Corporation;

•	International Bancshares Corp.;

•	MB Financial Inc.;

•	National Penn Bancshares, Inc.;

•	NBT Bancorp Inc.;
•	Pinnacle Financial Partners Inc.;

•	PrivateBancorp, Inc.;

•	Southside Bancshares Inc.;

•	Texas Capital BancShares Inc.;

•	Trustmark Corporation;

•	UMB Financial Corporation;

•	United Bankshares, Inc.; and

•	Wintrust Financial Corporation.

The peer group was developed based on the following screening criteria: total assets, net income, market value, location, number of employees, and business complexity. In addition, in determining the compensation of Messrs. Feinberg and Salmans, the Compensation Committee reviewed market data from the McLagan 2011 Regional Capital Markets Survey and the McLagan 2011 Residential Mortgage Banking – Executive Management & Production Survey. The Compensation Committee does not target executive compensation levels at any specific percentile, but rather uses market data as a general reference point in making compensation decisions, along with individual and company performance, internal equity, and other factors. Based upon Meridian’s analysis of executive compensation in 2011, the Compensation Committee determined that the compensation packages being offered are competitive and aligned with the Company’s executive compensation philosophy.

TARP Capital Purchase Program

On December 19, 2008, we sold shares of our Series A and Series B Preferred Stock to the U.S. Treasury for approximately $87.6 million pursuant to the TARP Capital Purchase Program promulgated under the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”). On September 27, 2011, we sold 114,068 shares of our Series C Preferred Stock to the U.S. Treasury in exchange for $114.1 million of funds available under the SBLF. We used approximately $92.6 million of the proceeds from this offering to redeem all of our outstanding Series A and Series B Preferred Stock issued to the U.S. Treasury under the TARP Capital Purchase Program. As a result, PlainsCapital exited the TARP Capital Purchase Program and is no longer subject to the executive compensation requirements imposed under the EESA and the ARRA for the period beginning on September 27, 2011. However, PlainsCapital’s compensation decisions with respect to the period from December 19, 2008 to September 27, 2011 (the “TARP Period”) were governed under the EESA, as amended by the ARRA, and the rules and regulations promulgated thereunder.

As a participant in the TARP Capital Purchase Program, we were subject to executive compensation limits and other restrictions until we redeemed the Series A and Series B Preferred Stock on September 27, 2011, and continue to be subject to certain limitations and other restrictions with respect to compensation earned with respect to the TARP Period. Specifically, with respect to the TARP Period, Section 111(b) of the EESA required that we: (i) ensure that our incentive compensation did not encourage our Named Executive Officers to take unnecessary and excessive risks; (ii) obtain the return of any bonus or incentive paid to our Named Executive Officers based on materially inaccurate earnings statements or similar criteria; (iii) agree to prohibit any golden parachute payments to our Named Executive Officers; and (iv) agree not to deduct more than $500,000 each year of the remuneration paid to each person serving as our Chief Executive Officer or Chief Financial Officer during such year or to each of our next three most highly compensated executive officers during such year.

The ARRA, which was enacted on February 17, 2009, imposed certain executive compensation and corporate governance obligations on all TARP Capital Purchase Program participants until they redeemed the preferred stock sold to the U.S. Treasury under the TARP Capital Purchase Program. Pursuant to authority granted to the Secretary of the U.S. Treasury under the ARRA, on June 15, 2009, the U.S. Treasury adopted and made effective an interim final rule (the “Interim Rule”), which implemented and further expanded the limitations and restrictions imposed on TARP recipients concerning executive compensation and corporate governance by the TARP Capital Purchase Program and the EESA, as amended by the ARRA. The Interim Rule established standards including, but not limited to: (1) prohibitions on making golden parachute payments to senior executive officers and the next five most highly compensated employees during the TARP Period; (2) prohibitions on paying or accruing bonuses or other incentive awards for certain senior executive officers and employees, except for awards of long-term restricted stock with a value equal to no greater than 1/3 of the subject employee’s annual compensation that do not fully vest during the TARP Period or unless such compensation is pursuant to a valid written employment contract prior to February 11, 2009; (3) requirements that TARP Capital Purchase Program participants provide for the recovery of any bonus or incentive compensation paid to senior executive officers and the next 20 most highly compensated employees based on statements of earnings, revenues, gains or other criteria later found to be materially inaccurate, with the Secretary having authority to negotiate for reimbursement; and (4) the establishment of the Office of the Special Master of TARP Executive Compensation (the “Special Master”) to review the compensation structures and payments of, and to independently issue advisory opinions to, those banks that have participated in the TARP Capital Purchase Program with respect to compensation structures and payments made by those banks during the TARP Period. If the Special Master finds that a TARP recipient’s compensation structure or payments that it has made to its employees are inconsistent with the purposes of the EESA or TARP, or otherwise contrary to the public interest, the Special Master may negotiate with the TARP recipient and the subject employee for appropriate reimbursements to the TARP recipient or the federal government.

The Interim Rule and the ARRA also set forth additional corporate governance obligations for TARP recipients during the TARP Period, including requirements for semi-annual meetings of compensation committees of their boards of directors to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such compensation plans. During the TARP Period, TARP recipients are further required by the ARRA and the Interim Rule to have in place company-wide policies regarding excessive or luxury expenditures, permit non-binding shareholder “say-on-pay” proposals to be included in proxy materials, as well as require written certifications by the chief executive officer and chief financial officer with respect to compliance during the TARP Period.

Compensation Program Structure and Elements

To the extent permitted by law, including the EESA as amended by the ARRA, our management compensation program is comprised of four elements: base salary, cash bonus, equity-based compensation, and other benefits.

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Base Salary.  We pay base salary in order to recognize each Named Executive Officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide Named Executive Officers with sufficient, regularly paid income; and to reflect position and responsibility. In March 2011, the Compensation Committee reviewed the base salaries of the Named Executive Officers and determined to make no adjustments from 2010 salary levels, with the exception of Mr. Martin, whose salary was adjusted from $325,000 to $368,000. This salary adjustment was made in effort to ensure Mr. Martin’s salary is both internally equitable and market competitive. Please refer to the Summary Compensation Table for more information about the base salaries of our Named Executive Officers.

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Cash Bonus.  To the extent permitted by law, we include an annual discretionary cash bonus as part of our management compensation program for all of our management team, including the Named Executive Officers. We believe this element of compensation (i) helps focus management on, and motivate management to achieve, key annual corporate objectives by rewarding the achievement of these objectives and (ii) is necessary to be competitive from a total remuneration standpoint. On March 18, 2009, pursuant to the EESA, as amended by the ARRA, our Compensation Committee adopted a resolution proscribing the payment of any bonuses to our five most highly compensated employees unless permitted under Section 111(b)(3)(D) of the EESA, as amended by the ARRA. Therefore, during and with respect to the TARP Period, none of our five most highly compensated employees received a discretionary bonus unless it was in the form of long-term restricted stock that complied with Section 111(b)(3)(D) of the EESA, as amended by the ARRA and the regulations promulgated thereunder, or to the extent that as of February 11, 2009, it was required pursuant to a legally binding right in an employment contract with us. The employment contracts of Messrs. White, Feinberg, Huffines and Schaffner provided, as of February 11, 2009, each of such Named Executive Officers a legally binding right to a bonus with respect to their 2011 performance.

Annual cash bonuses are an integral component of compensation that link and reinforce executive decision-making and performance with our annual objectives. Prior to the action of our Compensation Committee to limit discretionary bonuses in accordance with the ARRA, our Compensation Committee exercised its discretion in awarding cash bonuses on an annual basis. The Compensation Committee’s determination of whether to award a discretionary bonus to each of the Named Executive Officers is based on a review by the Compensation Committee of both objective and subjective criteria but is not based upon any formal established objective criteria. Some of the objective criteria that are considered include: (i) loan growth, (ii) deposit growth, (iii) general and administrative expense control, (iv) profitability and (v) other income growth. Our Board of Directors and the members of the Compensation Committee meet periodically to evaluate our budget and overall performance, including the aforementioned criteria.

In March 2012, the Compensation Committee determined to pay bonuses to Messrs. White, Martin, Feinberg, Huffines, Salmans and Schaffner with respect to their performance during 2011, our budget and the Compensation Committee’s examination of our results for 2011. Pursuant to the EESA, as amended by the ARRA, and the regulations promulgated thereunder, the cash bonus paid to Mr. White was limited to the minimum bonus required to be paid to him pursuant to his employment agreement with us. With the permission of Mr. Feinberg, the Compensation Committee further determined to pay a bonus to Mr. Feinberg that was less than his guaranteed minimum bonus due to the decreased performance of First Southwest in 2011 versus 2010. Mr. Feinberg delivered a waiver on March 15, 2012, pursuant to which he agreed to a reduction of his guaranteed minimum bonus for 2011 from approximately $892,000 to $800,000, representing a 20% reduction from the bonus paid to Mr. Feinberg with respect to 2010.

PlainsCapital experienced a year of record earnings in 2011. The Company’s performance, in addition to individual performance, was considered when determining the bonus amount for Messrs. Martin, Huffines and Schaffner. Similarly, PrimeLending’s performance during 2011 was considered when determining the bonus amount for Mr. Salmans because his bonus determination is not contractually guaranteed. Specifically, PrimeLending realized a significant increase in market share, loan origination volume and year-over-year production.

Please refer to the Summary Compensation Table for more information about bonuses awarded in 2012 for 2011 performance.

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Equity-Based Compensation.  Our equity-based compensation program is the primary vehicle for (i) aligning Named Executive Officers’ and other employees’ interests with the interests of our shareholders, (ii) offering long-term incentives and rewards to the Named Executive Officers and other employees, (iii) providing an incentive for retention of Named Executive Officers and employees and (iv) providing a competitive total compensation package. Equity-based compensation is awarded pursuant to the 2009 Plan, and we have awards outstanding under the 2010 Long-Term Incentive Plan (the “2010 Plan”), which terminated as to all future awards on March 18, 2012, and four incentive stock option plans adopted in 2001, 2003, 2005 and 2007 (the “Stock Option Plans”) that terminated as to all future awards on September 27, 2011, when we repaid our obligations under the TARP Capital Purchase Program and the 2009 Plan became effective.

The Stock Option Plans provided for the granting of stock options to our officers and key employees. Each of the 2001, 2003 and 2005 Stock Option Plans provided for option grants that could result in the issuance of up to 150,000 shares of our common stock, subject to increase or decrease in the event of a stock dividend or stock split. The 2007 Stock Option Plan provided for option grants that could result in the issuance of up to 450,000 shares of our common stock, subject to increase or decrease in the event of a stock dividend or stock split.

On March 18, 2010, our Board of Directors approved the 2010 Plan. The 2010 Plan was only effective until March 18, 2012. The 2010 Plan allowed for the granting of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which could be granted singly, in combination, or in tandem. The 2010 Plan provided flexibility to our compensation methods in order to adapt the compensation of key employees and outside directors to a changing business environment (after giving due consideration to competitive conditions and the impact of accounting rules and federal tax laws). The 2010 Plan permitted our five most highly compensated employees to only receive grants of restricted stock and restricted stock units that complied with Section 111(b)(3)(D) of the EESA and the regulations promulgated thereunder while we had any obligation provided under the TARP Capital Purchase Program outstanding. Subject to certain adjustments, the maximum number of shares of our common stock that may be delivered pursuant to awards under the 2010 Plan is 1,000,000 shares, of which awards concerning 741,532 shares remain outstanding.

In 2009, we adopted the 2009 Plan to be effective as of the date that the U.S. Treasury’s preferred stock investment in us through the TARP Capital Purchase Program has been redeemed, which occurred on September 27, 2011. The 2009 Plan was intended to replace each of the Stock Option Plans. No awards were granted pursuant to the 2009 Plan during 2011, but we intend to make future awards under the 2009 Plan. The 2009 Plan is intended to enable us to remain competitive and innovative in our ability to attract, motivate, reward, and retain the services of key employees and outside directors. The 2009 Plan allows for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards which may be granted singly, in combination, or in tandem. The 2009 Plan is expected to provide flexibility to our compensation methods in order to adapt the compensation of key employees and outside directors to a changing business environment (after giving due consideration to competitive conditions and the impact of accounting rules and federal tax laws). Subject to certain adjustments, the maximum number of shares of our common stock that may be delivered pursuant to awards under the 2009 Plan is 4,000,000 shares. As of April 3, 2012, a total of 3,660,689 shares were available for grant under the 2009 Plan.

The Compensation Committee administers the Stock Option Plans. The Non-Reporting Person Equity Compensation Committee administers the 2010 Plan and the 2009 Plan with respect to awards to our employees or prospective employees who are (or would be upon hiring) neither subject to the reporting requirements of Section 16 of the Exchange Act nor, solely with respect to the 2010 Plan, one of our five highly compensated employees, and the Compensation Committee administers the 2010 Plan and the 2009 Plan with respect to all other matters. Subject to the terms of each Stock Option Plan, the 2010 Plan and the 2009 Plan, the Compensation Committee or, with respect to the awards indicated above under the 2010 Plan and the 2009 Plan, the Non-Reporting Person Equity Compensation Committee, determines the persons who are to receive awards, the number of shares subject to each such award and the terms, types and conditions of such awards. Awards under the Stock Option Plans and the 2010 Plan were, and under the 2009 Plan are, based upon a review of both objective and subjective criteria and are not made upon any formal established objective goals. Since adoption of the resolution of our Compensation Committee on March 18, 2009 until the end of our TARP Period, our five most highly compensated employees were only permitted to receive discretionary equity-based compensation in the form of long-term restricted stock that complied with Section 111(b)(3)(D) of the EESA and the regulations promulgated thereunder.

In March 2011, the Compensation Committee approved the granting of an aggregate of 145,043 restricted stock units and/or shares of restricted stock to the Named Executive Officers. In establishing the award levels for the Named Executive Officers, the Compensation Committee considered Company and individual performance for 2010 as well as competitive market data referenced above under the heading “Role of Compensation Consultants and Market Data”. The awards will vest 100% after five years of continuous service. For more information about these awards, please refer to the Grants of Plan-Based Awards Table below.

In March 2012, the Compensation Committee approved the granting of an aggregate of 146,145 restricted stock units effective April 1, 2012, to the Named Executive Officers in the following amounts: 45,705 to Mr. White; 18,000 to Mr. Martin; 20,000 to Mr. Feinberg; 23,988 to Mr. Huffines; 20,000 to Mr. Salmans; and 18,452 to Mr. Schaffner. In establishing the award levels for the Named Executive Officers, the Compensation Committee considered the respective performance of each of our business units during 2011, individual performance for 2011 and competitive market data referenced above under the heading “Role of Compensation Consultants and Market Data”. The awards will vest 100% after five years of continuous service.

•

Other Benefits.  Our Named Executive Officers also either participate in, or are eligible to participate in, our other benefit plans and programs on the same terms as other employees, including the PlainsCapital Corporation 401(k) Plan (the “401(k) Plan”), the ESOP, medical, dental and vision insurance, term life insurance, short-term disability insurance, and long-term disability insurance. Additionally, Messrs. White, Schaffner and Huffines participate in the PlainsCapital Bank Supplemental Executive Pension Plan (the “SEPP”). These benefits enable us to match competitors and retain talent.

The 401(k) Plan is a qualified 401(k) savings and retirement plan. All of our employees, including the Named Executive Officers, are generally eligible to participate in the 401(k) Plan. To encourage retirement savings under the 401(k) Plan, we provide a discretionary employer matching contribution equal to a percentage of the participants’ elective deferrals. Under the terms of the 401(k) Plan for 2011, eligible employees were permitted to defer up to $16,500 of their eligible pay, and in 2011, we made a matching contribution of 50% of the first 5% of eligible pay deferred by each eligible employee under the 401(k) Plan.

The ESOP was established in 2004 as a non-contributory qualified plan and provides for the granting of our common stock to eligible employees who have remained with us through the end of each year. The ESOP Committee administers the ESOP and makes recommendations to the Compensation Committee with respect to the annual discretionary contribution. This annual discretionary contribution to the ESOP goes toward a release of shares to be allocated to participant accounts, including those of the Named Executive Officers. With respect to 2010, we contributed approximately $1.6 million, and released approximately 43,486 shares into the ESOP, on behalf of eligible participants. With respect to 2011, we contributed approximately $1.6 million, and released approximately 42,127 shares into the ESOP, on behalf of eligible participants.

Stock is allocated to the account of each eligible participant in the ESOP annually based upon eligible compensation paid to each eligible participant. Qualified plans, such as the ESOP, are required to report account values on an annual basis under the Employer Retirement Income Security Act. Solely for this purpose, the ESOP trustee obtained an independent valuation of the shares of our common stock held in the ESOP. As of December 31, 2011, the value of the shares of common stock held in the ESOP was determined to be $14.00 per share. Because there is no established public trading market for shares of our common stock, this value obtained for ESOP purposes may not reflect the actual market value of a share of our common stock.

More information on the terms of our SEPP is provided under the section entitled “Pension Benefits” below.

Reasonableness of Compensation

It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. After considering all components of the compensation paid to the Named Executive Officers, the Compensation Committee has determined that such compensation is reasonable and is not excessive. The Compensation Committee has also reviewed our compensation policies and practices for all of our executive officers and other employees and determined that any risks arising from such compensation policies and practices, including any risks to our risk management practices and risk-taking incentives created from such compensation policies and practices, are not reasonably likely to have a material adverse effect on us.

The Compensation Committee has reviewed each of our Named Executive Officer compensation plans and determined that each of such plans does not encourage our Named Executive Officers to take unnecessary and excessive risks that threaten our value. By aligning the interests of our Named Executive Officers with longer-term interests of our shareholders, these plans do not encourage the manipulation of our reported earnings.

Tax Code Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a corporate income tax deduction for executive compensation paid to its principal executive officer or any of its three other highest compensated officers (other than the principal executive officer and the principal financial officer) in excess of $1 million per year unless it is performance-based and is paid under a plan satisfying the requirements of Section 162(m). During the TARP Period, and as a condition to our participation in the TARP Capital Purchase Program, we agreed not to claim any deduction for remuneration for federal income tax purposes in excess of $500,000 for our Named Executive Officers that would not be deductible if Section 162(m)(5) of the Code were applied to us. Our Compensation Committee believes that the compensation arrangements with certain of our Named Executive Officers will exceed the limits on deductibility during the current fiscal year.

Compensation Information

Summary Compensation Table

The following table sets forth information regarding the total compensation received by, or earned by, our Named Executive Officers during each of the past three fiscal years. This table and the accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information concerning our executive compensation program.

Summary Compensation Table

Fiscal Years 2009, 2010 and 2011

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Alan B. White	2011	$1,350,000	$569,630	$563,000	—	—	$1,287,397	$169,930	$3,939,957
(Chairman and Chief	2010	1,291,667	552,222	608,882	—	—	1,286,333	143,720	3,882,824
Executive Officer)	2009	1,000,000	476,667	—	—	—	652,901	148,727	2,278,295

John A. Martin	2011	350,501	250,000	60,151	—	—	—	43,053	703,705
(Chief Financial Officer)	2010	56,875	—	112,600	—	—	—	4,742	174,217

Hill A. Feinberg	2011	240,000	800,000	225,200	—	—	—	53,682	1,318,882
(President and Chief	2010	240,001	1,008,666	126,700	—	—	—	31,832	1,407,199
Executive Officer of First Southwest)	2009	240,924	1,031,667	—	—	—	—	25,362	1,297,953

James R. Huffines	2011	650,000	357,500	225,200	—	—	319,940	152,514	1,705,154
(President and Chief Operating Officer)	2010	358,367	94,444	382,860	—	—	259,803	80,778	1,176,252

Todd L. Salmans	2011	750,000	900,000	390,733	—	—	—	64,924	2,105,657
(President and Chief Executive Officer of PrimeLending) (5)

Jerry L. Schaffner	2011	500,000	275,000	168,900	—	—	110,625	82,951	1,137,476
(President and Chief	2010	486,667	223,333	253,400	—	—	105,083	71,979	1,140,462
Executive Officer of PlainsCapital Bank)	2009	420,000	210,000	—	—	—	92,502	83,951	806,453

(1)	For each Named Executive Officer in 2011, represents a bonus earned during 2011 but paid in March 2012.

(2)	Represents the grant date fair value of deferred share awards calculated in accordance with FASB Accounting Standards Codification Topic 718.

(3)	For each Named Executive Officer participating in the SEPP, includes the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefit under the SEPP.

(4)	The table following these footnotes is a breakdown of all other compensation included in the “Summary Compensation Table” for the Named Executive Officers.

(5)	Effective January 1, 2011, Mr. Salmans began serving as President and Chief Executive Officer of PrimeLending.

All Other Compensation

Name	Year	Perquisites and Other Personal Benefits		Gross-Ups or Other Amounts Reimbursed for the Payment of Taxes	Company Contributions to Defined Contribution Plans		Insurance Policies	Director Fees		Total All Other Compensation
Alan B. White	2011	$93,787	(1)	—	$16,293	(2)	$8,550	$51,300	(3)	$169,930
	2010	77,208		—	16,293		13,919	36,300		143,720
	2009	87,976		—	16,293		8,558	35,900		148,727

John A. Martin	2011	10,164		—	16,293	(2)	6,296	10,300		43,053
	2010	—		—	2,272		1,020	1,450		4,742

Hill A. Feinberg	2011	17,107	(1)	—	—		5,075	31,500	(3)	53,682
	2010	—		—	8,250		6,582	17,000		31,832
	2009	—		—	8,250		1,512	15,600		25,362

James R. Huffines	2011	89,832	(1)	—	16,293	(2)	7,339	39,050	(3)	152,514
	2010	46,217		—	16,293		7,968	10,300		80,778

Todd L. Salmans	2011	45,568	(1)	—	6,125		6,581	6,650	(3)	64,924

Jerry L. Schaffner	2011	52,347	(1)	—	16,293	(2)	4,011	10,300	(3)	82,951
	2010	36,891		—	16,293		5,995	12,800		71,979
	2009	50,763		—	16,293		3,445	13,450		83,951

(1)	For Mr. White, includes a car allowance of $36,000, $36,378 in club expenses, the personal use of corporate aircraft and the personal use of PlainsCapital automobiles. The aggregate incremental cost of corporate aircraft is calculated based upon the variable cost to the Company per flight mile of personal use. For Mr. Feinberg, includes club expenses and paid parking expenses. For Mr. Huffines, includes a car allowance, club expenses, and $51,150 in relocation expenses. For Mr. Salmans, includes a car allowance and club expenses. For Mr. Schaffner, includes a car allowance, club expenses, tickets to certain sporting events and the personal use of PlainsCapital automobiles.

(2)	Includes PlainsCapital’s contribution to the ESOP in the amount of $10,168.

(3)	Messrs. White, Feinberg and Huffines received $31,500, $31,500 and $24,500, respectively, for serving on the Board of Directors of PlainsCapital during 2011. Messrs. White, Martin, Huffines, Salmans and Schaffner received director fees in the amount of $19,800, $10,300, $14,550, $6,650 and $10,300, respectively, for serving on the boards of directors of subsidiaries of PlainsCapital during 2011.

Grants of Plan-Based Awards

The following table sets forth each Plan-based award granted to our Named Executive Officers during the year ended December 31, 2011.

Grants of Plan-Based Awards Table

Fiscal Year 2011

Name	Grant Date	Number of Shares Underlying Restricted Stock Awards	Number of Shares Underlying Restricted Stock Unit Awards	Grant Date Fair Value of Restricted Stock or Restricted Stock Unit Awards (1)
Alan B. White	4/1/2011		50,000	$563,000

John A. Martin	4/1/2011		5,342	$60,151

Hill A. Feinberg	4/1/2011		20,000	$225,200

James R. Huffines	4/1/2011		20,000	$225,200

Todd L. Salmans	4/1/2011	34,701		$390,733

Jerry L. Schaffner	4/1/2011		15,000	$168,900

(1)	The market value of each share of stock is calculated based upon a stock price of $11.26 per share, the value of our common stock computed as of December 31, 2009 in our ESOP valuation, the most current valuation available at the date of grant.

Narrative disclosure regarding Summary Compensation Table and Grants of Plan-Based Awards Table.

Effective January 1, 2009, we entered into employment agreements with four of our Named Executive Officers – Alan B. White, Jerry L. Schaffner, Hill A. Feinberg and James R. Huffines – and in 2010 we entered into employment agreements with two of our Named Executive Officers – John A. Martin and Todd L. Salmans. The current employment agreements with each of Messrs. White and Schaffner had an initial term of three years, from January 1, 2009 until December 31, 2011. On December 31, 2011, each of these employment agreements automatically renewed for an additional three-year term expiring December 31, 2014. The current employment agreements with each of Messrs. Feinberg and Huffines had an initial term of two years, from January 1, 2009 to December 31, 2010; the current employment agreement for Mr. Martin had an initial term from November 15, 2010 until December 31, 2011; and the current employment agreement for Mr. Salmans had an initial term from April 1, 2010 until December 31, 2011. The employment agreements with each of Messrs. Martin, Feinberg, Huffines and Salmans have automatically renewed for subsequent one-year terms, the latest of each of which expires on December 31, 2012. The employment agreements between us and our Named Executive Officers provide for the following benefits:

•

Base salary.  Messrs. White, Martin, Feinberg, Huffines, Salmans and Schaffner are entitled to an annual base salary, which is reviewed and adjusted at least annually. Such base salary may not be reduced. As of December 31, 2011, Messrs. White, Martin, Feinberg, Huffines, Salmans and Schaffner were entitled to an annual base salary of $1,350,000, $368,000, $240,000, $650,000, $750,000 and $500,000, respectively.

•

Bonus. Messrs. White, Martin, Feinberg, Huffines, Salmans and Schaffner are each eligible to receive a discretionary annual bonus as determined in the sole discretion of the Board of Directors. However, the annual bonus for Messrs. White, Feinberg, Huffines and Schaffner cannot be less than the average annual bonus paid to the Named Executive Officer over the three prior calendar years. The minimum annual bonus owed to Messrs. White, Feinberg, Huffines and Schaffner for the fiscal year ended December 31, 2011 were $570,000, $892,000, $94,000 and $223,000, respectively. For purposes of calculating the minimum annual bonus for the fiscal year ending December 31, 2012, the average annual bonus paid to Messrs. White, Feinberg, Huffines and Schaffner over the three calendar years ended December 31, 2011 are approximately $533,000, $947,000, $182,000 and $236,000, respectively. The bonus payments made, or to be made, to our Named Executive Officers during, and relating to, the period from December 19, 2008 to September 27, 2011 were limited to such guaranteed amounts pursuant to the EESA and the ARRA. Following the repayment of our outstanding obligations under the TARP on September 27, 2011, we are no longer subject to the executive compensation restrictions of the EESA and the ARRA for periods following such date.

•

Restricted stock and restricted stock units.  Upon the execution of the employment agreements in December 2008, Messrs. White, Feinberg, Schaffner and Huffines were granted shares of restricted common stock. Such grants are subject to the terms and conditions of the restricted stock award agreement between us and the Named Executive Officer. Messrs. White, Feinberg, Schaffner and Huffines were granted 150,000 shares, 36,000 shares, 45,000 shares and 30,000 shares, respectively. Each grant vests ratably over a seven-year period. Upon the execution of his employment agreement in November of 2010, Mr. Martin was granted 10,000 restricted stock units, which fully vest on the fifth anniversary of the date of grant. Upon the execution of his employment agreement in April of 2010, Mr. Salmans was granted 25,000 shares of restricted stock, which fully vest on the fifth anniversary of the date of grant. In addition, in April 2010 and April 2011, we made grants of restricted stock units or restricted stock to each of our Named Executive Officers then serving.

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Reimbursement of expenses.  We are required to reimburse Messrs. White, Martin, Feinberg, Huffines, Salmans and Schaffner for all out-of-pocket expenses incurred by the Named Executive Officer in the course of his or her duties, in accordance with our reimbursement policy.

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Executive benefits.  Messrs. White, Martin, Feinberg, Huffines, Salmans and Schaffner are entitled to participate in the employee benefit plans generally available to our employees and to all normal perquisites provided to our similarly situated employees.

•

Supplemental pension benefits.  Messrs. White, Huffines and Schaffner are entitled to participate in our SEPP, and the SEPP cannot be amended in a manner adverse to Messrs. White, Huffines or Schaffner without their prior written consent.

•	BOLI agreement. We are required to maintain and pay insurance premiums on the bank owned life insurance policies with respect to Messrs. White, Huffines and Schaffner.

•

Club membership.  We are required to provide Messrs. White and Schaffner with country club membership benefits. Following their termination of employment, Messrs. White and Schaffner are entitled to purchase the country club membership from us for the fair market value of the membership interest. We are also required to provide Messrs. Martin and Feinberg, with reasonable access to a club for business use, as approved by our Chief Executive Officer, and to provide Messrs. Huffines and Salmans with reasonable access to a country club or luncheon club for business use.

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Automobile allowance.  We are required to provide Messrs. White, Huffines and Schaffner with a monthly automobile allowance to cover the monthly costs associated with the leasing or purchasing of an automobile. Messrs. White, Huffines and Schaffner are entitled to a monthly automobile allowance of $3,000, $2,000, and $2,000 respectively.

•	Use of employer’s aircraft. Messrs. White and Schaffner are entitled to use our corporate aircraft, under terms and conditions consistent with company policy.

In addition, for corporate purposes, we provide for the installation and monitoring of security alarm systems at the residences of certain of our Named Executive Officers, which amounts are included as “All Other Compensation” in the Summary Compensation Table, above.

Equity-based compensation is also awarded to the Named Executive Officers pursuant to the 2009 Plan, and certain of our Named Executive Officers have awards outstanding under the Stock Option Plans and the 2010 Plan. Each of Messrs. White, Martin, Huffines and Schaffner also participates in the ESOP. Shares of our common stock are annually allocated to the account of each Named Executive Officer participating in the ESOP based upon eligible compensation paid to each Named Executive Officer.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2011 for each Named Executive Officer.

Outstanding Equity Awards at Fiscal Year End Table

Fiscal Year 2011

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan B. White	12,960 7,200	(2) (4)	— —	— —	$ $	6.6937 10.8806	2/20/2012 4/1/2015	85,715 48,057 50,000	(3) (5) (6)	$ $ $	1,200,010 672,798 700,000	— — —	— — —

John A. Martin	—		—	—		—	—	10,000 5,342	(7) (6)	$ $	140,000 74,788	— —	— —

Hill A. Feinberg	—		—	—		—	—	20,572 10,000 20,000	(8) (5) (6)	$ $ $	288,008 140,000 280,000	— — —	— — —

James R. Huffines	5,184 5,400	(2) (4)	— —	— —	$ $	6.6937 10.8806	2/20/2012 4/1/2015	17,143 25,000 8,000 20,000	(3) (9) (5) (6)	$ $ $ $	240,002 350,000 112,000 280,000	— — — —	— — — —

Todd L. Salmans	—		—	—		—	—	25,000 34,701	(10) (11)	$ $	350,000 485,814	— — —	— — —

Jerry L. Schaffner	2,916 7,200	(2) (4)	— —	— —	$ $	6.6937 10.8806	2/20/2012 4/1/2015	25,715 20,000 15,000	(3) (5) (6)	$ $ $	360,010 280,000 210,000	— — —	— — —

(1)	The market value of each share of stock is calculated based upon a stock price of $14.00 per share, the value of our common stock computed as of December 31, 2011 in our ESOP valuation.

(2)	Options were granted on February 20, 2002, and all options vested six months following the date of grant.

(3)

Represents shares of our restricted stock awarded on December 17, 2008. These shares vested or will vest in equal installments, rounded down to the nearest whole number to avoid the issuance of any fractional shares, over a seven-year-period, beginning with the first anniversary of the date of grant, December 17, 2009, and continuing each 17th day of December until December 17, 2015.

(4)	Options were granted on April 1, 2005, and all options vested six months following the date of grant.

(5)	Represents restricted stock units awarded on April 1, 2010. These restricted stock units will vest, and an equal number of shares of original common stock will be deliverable, upon the fifth anniversary of the date of grant, April 1, 2015.

(6)	Represents restricted stock units awarded on April 1, 2011. These restricted stock units will vest, and an equal number of shares of original common stock will be deliverable, upon the fifth anniversary of the date of grant, April 1, 2016.

(7)	Represents restricted stock units awarded on November 10, 2010. These restricted stock units will vest, and an equal number of shares of original common stock will be deliverable, upon the fifth anniversary of the date of grant.

(8)

Represents shares of our restricted stock awarded on December 31, 2008. These shares vested or will vest in equal installments, rounded down to the nearest whole number to avoid the issuance of any fractional shares, over a seven-year period, beginning with the first anniversary of the date of grant, December 31, 2009 and continuing each 31st day of December until December 31, 2015.

(9)	Represents shares of restricted stock awarded on November 15, 2010. These restricted shares will vest upon the fifth anniversary of the date of grant, November 15, 2015.
(10)	Represents shares of restricted stock awarded on April 1, 2010. These restricted shares will vest upon the fifth anniversary of the date of grant, April 1, 2015.

(11)	Represents shares of restricted stock awarded on April 1, 2011. These restricted shares will vest upon the fifth anniversary of the date of grant, April 1, 2016.

Option Exercises and Stock Vested in 2011

The following table summarizes the option exercises and vesting of stock during the fiscal year ended December 31, 2011 for each Named Executive Officer.

Option Exercises and Stock Vested

Fiscal Year 2011

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan B. White	—	—		21,428	$254,350	(2)
John A. Martin	—	—		—	—
Hill A. Feinberg	56,508	$188,550	(3)(4)	5,143	$72,002	(5)
James R. Huffines	2,592	$13,417	(6)	4,286	$50,875	(2)
Todd L. Salmans	—	—		—	—
Jerry L. Schaffner	2,916	$15,094	(7)	6,428	$76,300	(2)

(1)	The value realized on exercise of option awards equals the market value less the exercise price paid.

(2)	The market value of each share of stock is calculated based upon a stock price of $11.87 per share, the value of our common stock computed as of December 31, 2010 in our ESOP valuation.

(3)	The aggregate market value of the shares received is based upon a third party valuation of Mr. Feinberg’s shares that takes into account factors including the placement of one quarter of his shares into escrow that may only be released upon the satisfaction of the earnout provisions contained in the Merger Agreement.

(4)	Option was exercised on August 23, 2011 upon payment of an exercise price of $4.9133 per share.

(5)	The market value of each share of stock is calculated based upon a stock price of $14.00 per share, the value of our common stock computed as of December 31, 2011 in our ESOP valuation.

(6)	Option was exercised on December 14, 2011 upon payment of an exercise price of $6.6937 per share.

(7)	Option was exercised on November 29, 2011 upon payment of an exercise price of $6.6937 per share.

Pension Benefits

Pension Benefits Table

Fiscal Year 2011

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Alan B. White	PlainsCapital Bank Supplemental Executive Pension Plan	19	$6,026,554	—
John A. Martin	—	—	—	—
Hill A. Feinberg	—	—	—	—
James R. Huffines	PlainsCapital Bank Supplemental Executive Pension Plan	11	$989,052	—
Todd L. Salmans	—	—	—	—
Jerry L. Schaffner	PlainsCapital Bank Supplemental Executive Pension Plan	11	$580,147	—

We offer a noncontributory, nonqualified supplemental executive retirement plan, the SEPP, to certain executives and senior officers, including several of the Named Executive Officers. The SEPP is intended to assist us in attracting and retaining key executive talent by supplementing the retirement benefits available under our qualified retirement plans. Retirement benefits payable under the SEPP are based on the participant’s average annual compensation and years of service. For participants who began participating in the SEPP on or after January 1, 2001, the normal retirement benefit is calculated as two percent (2%) of the participant’s average annual compensation multiplied by the participant’s number of full years of participation in the SEPP (rounded up in some circumstances to account for half-years), up to a maximum of 15 years. For participants who began participating in the SEPP prior to January 1, 2001, the normal retirement benefit is calculated as the greater of: (i) the formula set forth in the preceding sentence or (ii) sixty percent (60%) of the participant’s average annual compensation offset by amounts attributable to employer contributions to the Company’s qualified plans and benefits payable under Social Security and multiplied by a fraction representing the participant’s number of full years of participation in the SEPP (rounded up in some circumstances to account for half-years) over 15 (or if less, the maximum number of years the participant could have completed if he remained in the SEPP until age 65). Average annual compensation for purposes of the SEPP means the average base salary, excluding bonuses, paid to the participant over the participant’s highest paid three-year period occurring within the nine years before the participant’s termination of employment.

Participants are entitled to payment of benefits under the SEPP in the event of a termination of employment, including terminations due to death or disability; however, a participant’s benefits will be forfeited if the participant’s employment is terminated by us for “cause” as defined in the SEPP. In the event of death, payment will only be made to the participant’s spouse, if any, and will be limited to fifty percent (50%) of the accrued benefit. Participants who were under age 60 on December 31, 2009 will be entitled to receive their benefits in installments following termination of employment, and unpaid installments remain subject to forfeiture in the event of a violation of restrictive covenants related to confidentiality, competition, and solicitation of employees. Participants who have attained age 60 on or before December 31, 2009 will receive their benefits in a lump sum payment. A participant’s benefits are assumed to begin at the participant’s normal retirement age of 65. If a participant terminates with us, other than by death or disability, at an earlier date, his or her benefits will be adjusted to reflect the early or late retirement, as the case may be.

We amended the SEPP in December 2008 to comply with Section 409A of the Code, which governs non-qualified deferred compensation.

Potential Payments Upon Termination or Change in Control

Employment agreements between us and our Named Executive Officers generally provide that each Named Executive Officer may be terminated at any time, without severance, by the Named Executive Officer voluntarily or by us with Cause (as defined below).

Notwithstanding anything described herein, if a Named Executive Officer is considered a “specified employee” for purposes of Section 409A of the Code at the time of his or her termination of employment, other than in the case of a termination of employment due to the Named Executive Officer’s death, the payments and benefits provided upon such termination of employment may be subject to a six month delay to the extent such payments and benefits are subject to Section 409A of the Code.

Termination by Us with Cause

In the event that a Named Executive Officer’s employment is terminated by us with Cause, or by the Named Executive Officer’s voluntary termination of employment with us (in the case of Messrs. White and Schaffner only, without Good Reason (as defined below)), then, upon such termination of employment, the Named Executive Officer would be entitled to:

•

the Named Executive Officer’s base salary through the effective date of such termination of employment at the annual rate in effect at the time notice of termination is given, payable within 10 business days after the effective date of such termination of employment;

•

any annual bonus fully earned as defined in the bonus plan but unpaid as of the effective date of such termination of employment for any previously completed fiscal year, payable within 10 business days after the effective date of such termination of employment;

•

all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the effective date of such termination of employment under any of our compensation and benefit plans, programs, and arrangements in which the Named Executive Officer participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

•	reimbursement for any unreimbursed business expenses properly incurred by the Named Executive Officer in accordance with our policy prior to the effective date of such termination of employment.

Termination by Us without Cause

In the event that a Named Executive Officer’s employment is terminated by (a) us without Cause (other than pursuant to a Change in Control), or (b) us giving the Named Executive Officer notice of our intention to not renew his or her employment agreement and terminating the Named Executive Officer without Cause within 90 days after termination of the employment agreement, or (c) in the case of Messrs. White and Schaffner only, the Named Executive Officer’s termination of employment with us with Good Reason (other than pursuant to a Change in Control), then, upon such termination of employment and conditioned upon the Named Executive Officer executing a release of claims, the Named Executive Officer would be entitled to:

•	the amounts payable upon a termination by us for Cause as described above; and

•

a cash amount equal to a multiple of the sum of (i) the annual base salary rate of the Named Executive Officer immediately prior to the effective date of such termination of employment, and (ii) the average bonus paid to the Named Executive Officer in respect of the three calendar years immediately preceding the year of termination of employment. For Messrs. White and Schaffner, such severance multiple is equal to three (3) and the amount would be payable in 36 equal monthly installments (without interest) beginning on the first day of the month following the effective date of such termination of employment. For Messrs. Martin, Feinberg, Huffines, and Salmans, such severance multiple is equal to one (1) and the amount would be payable in a lump-sum payment within 60 days following the effective date of such termination of employment.

Messrs. White and Schaffner also would be entitled to the following benefits:

•

a cash lump sum amount equal to (A) the Named Executive Officer’s annual bonus paid or payable with respect to the calendar year prior to the calendar year in which the effective date of such termination of employment occurs or, if higher, the average annual bonus paid or payable to the Named Executive Officer for the three calendar years preceding the calendar year in which the effective date of such termination of employment occurs, multiplied by (B) a fraction, the numerator of which equals the number of days the Named Executive Officer was employed by us during the year in which the effective date of such termination of employment occurs, and the denominator of which equals 365, payable within 10 business days after the effective date of such termination of employment;

•

continued participation for the Named Executive Officer and his or her dependents in our medical, dental, group life and long term disability plans, at our expense, for a period of two years following the termination of employment, or, if earlier, until the date the Named Executive Officer becomes eligible to participate in comparable welfare plans maintained by a subsequent employer; or if continued participation is not permitted under the terms of our welfare plans, equivalent coverage or a cash payment that, after all income and employment taxes on that amount, would be equal to the cost to the Named Executive Officer of obtaining such medical, dental, group life and long term disability benefit coverage; and

•

full vesting of all outstanding stock options then held by the Named Executive Officer, with the option to receive a cash payment equal to the then difference between the option price and the current fair market value of the stock as of the effective date of such termination of employment in lieu of the right to exercise such options.

Termination Because of Death or Disability

In the event that a Named Executive Officer’s employment is terminated due to his or her death or disability, then the Named Executive Officer (or his or her estate) would be entitled to:

•	the amounts payable upon a termination by us for Cause as described above.

Messrs. White and Schaffner also would be entitled to the following benefits:

•

a cash lump sum amount equal to (A) the Named Executive Officer’s annual bonus paid or payable with respect to the calendar year prior to the calendar year in which the effective date of such termination of employment occurs or, if higher, the average annual bonus paid or payable to the Named Executive Officer for the three calendar years preceding the calendar year in which the effective date of such termination of employment occurs, multiplied by (B) a fraction, the numerator of which equals the number of days the Named Executive Officer was employed by us during the year in which the effective date of such termination of employment occurs, and the denominator of which equals 365, payable within 10 business days after the effective date of such termination of employment.

Termination Upon Change in Control

In the event that a Named Executive Officer’s employment is terminated by (a) us without Cause within the 24 months immediately following, or the six months immediately preceding, a Change in Control, (b) (except with respect to Mr. Martin) the Named Executive Officer’s termination of employment for Good Reason within the 24 months immediately following, or the six months immediately preceding, a Change in Control, or (c), in the case of Messrs. White and Schaffner only, the Named Executive Officer’s voluntary termination of employment with us for any reason other than Good Reason within the six months immediately following a Change in Control, then, upon such termination of employment, and conditioned upon the Named Executive Officer’s execution of a release of claims, the Named Executive Officer would be entitled to:

•	the amounts payable upon a termination by us for Cause;

•

a cash lump sum amount equal to three times the sum of the Named Executive Officer’s (A) annual rate of salary in effect immediately prior to the effective date of such termination of employment or, if higher, the annual rate in effect immediately prior to the Change in Control and (B) annual bonus paid or payable with respect to the calendar year prior to the calendar year in which the effective date of such termination of employment occurs or, if higher, the average annual bonus paid or payable to the Named Executive Officer for the three calendar years preceding the calendar year in which the effective date of such termination of employment occurs, payable within 10 business days (or, in the case of Messrs. Martin, Feinberg, Huffines and Salmans, 60 business days) after the effective date of such termination of employment (or, if later, the effective date of the Change in Control);

•

continued participation for the Named Executive Officer and his or her dependents in our medical, dental, group life and long term disability plans (for Messrs. White and Schaffner only, at our expense) for a period of two years following the termination of employment, or, if earlier, until the date the Named Executive Officer becomes eligible to participate in comparable welfare plans maintained by a subsequent employer;

•

continuation of the average auto allowance received by the Named Executive Officer during the 12 month period preceding the effective date of such termination of employment for a period of two years following the termination of employment, or, if earlier, until the date the Named Executive Officer receives an auto allowance from a subsequent employer; and

•

full vesting of all outstanding stock options then held by the Named Executive Officer, with the option to receive a cash payment equal to the then difference between the option price and the current fair market value of the stock as of the effective date of such termination of employment in lieu of the right to exercise such options.

With respect to Messrs. Martin, Feinberg, Huffines and Salmans only, in the event that any of the benefits payable upon a termination of employment in connection with a Change in Control would constitute “excess parachute payments,” such benefits would be reduced to the level necessary such that no excise tax will be due.

Messrs. White and Schaffner also would be entitled to the following benefits:

•

a cash lump sum amount equal to (A) the Named Executive Officer’s annual bonus paid or payable with respect to the calendar year prior to the calendar year in which the effective date of such termination of employment occurs or, if higher, the average annual bonus paid or payable to the Named Executive Officer for the three calendar years preceding the calendar year in which the effective date of such termination of employment occurs, multiplied by (B) a fraction, the numerator of which shall equal the number of days the Named Executive Officer was employed by us during the year in which the effective date of such termination of employment occurs, and the denominator of which shall equal 365, payable within 10 business days after the effective date of such termination of employment;

•

if continued participation is not permitted under the terms of our medical, dental, group life and long term disability plans, equivalent coverage or a cash payment that, after all income and employment taxes on that amount, shall be equal to the cost to the Named Executive Officer of obtaining such medical, dental, group life and long term disability benefit coverage; and

•

a full gross-up payment in the event that the Named Executive Officer receives any payments from us (including pursuant to any stock option or equity awards) or our affiliates that are subject to tax under Section 4999 of the Code governing golden parachute payments.

Equity Awards

Each of the Named Executive Officers is a party to a Restricted Stock Award Agreement and/or a Restricted Stock Unit Award Agreement. Under the Restricted Stock Award Agreements, any unvested shares of restricted stock will vest in full upon the occurrence of a change in control or an initial public listing. However, certain Restricted Stock Award Agreements of Messrs. Huffines and Salmans provide that unvested shares of restricted stock will vest as follows: (a) in full upon a change in control or death, (b) either twenty-five percent (25%) or in full on an initial public listing, and (c) a pro-rata portion upon total and permanent disability.

The Restricted Stock Unit Award Agreements provide that any unvested restricted stock units will vest as follows: (a) in full upon a change in control or death and (b) a pro-rata portion upon retirement or total and permanent disability. If not converted earlier under the terms of the Restricted Stock Unit Award Agreement, vested restricted stock units are converted into common stock on the effective date of a change in control or within thirty (30) days following the executive’s death.

Definitions

“Cause” is generally defined to mean the following:

•	the executive’s commission of an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his or her employment;

•	the executive’s commission of intentional wrongful damage to our property;

•	the executive’s intentional wrongful disclosure of our trade secrets or our confidential information;

•	the executive’s intentional violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease and desist order;

•	the executive’s intentional breach of fiduciary duty involving personal profit; or

•	the intentional action or inaction by the executive that causes material economic harm to us.

“Change in Control” is generally defined to mean, for purposes of the Restricted Stock Award Agreements and the employment agreements, the following:

•

we are merged or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 51 percent of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of our voting securities immediately prior to such transaction;

•

we sell all or substantially all of our assets to any other corporation or other legal person, with the exception that it will not be deemed to be a Change in Control if we sell assets to an entity that, immediately prior to such sale, held 51 percent of the combined voting power of the then-outstanding voting securities in common with us;

•

during any period of two consecutive years, individuals who at the beginning of any such period constitute our directors cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by our shareholders of each of the directors first elected during such period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were our directors at the beginning of any such period; or

•

any “person” or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of more than 50 percent of the total voting power of our voting stock (or any entity which controls us), including by way of merger, consolidation, tender or exchange offer or otherwise.

“Change in Control” is generally defined to mean, with respect to the Restricted Stock Unit Award Agreements and certain Restricted Stock Award Agreements of Messrs. Huffines and Salmans, the following:

•

any consolidation, merger or share exchange of the Company in which we are not the continuing or surviving corporation or pursuant to which our shares common stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of our common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of our assets;

•	our shareholders approve any plan or proposal for our liquidation or dissolution;

•

the cessation of control (by virtue of their not constituting a majority of directors) of the board by the individuals (the “Continuing Directors”) who (i) on March 28, 2010 were directors or (ii) become directors after March 28, 2010 and whose election or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then in office who were directors on March 28, 2010 or whose election or nomination for election was previously so approved;

•

the acquisition of beneficial ownership (within the meaning of Rule 13(d)(3) under the 1934 Act) of a majority of the voting power of our outstanding voting securities by any person or group (as such term is used in Rule 13(d)(5) under the 1934 Act) who beneficially owned less than a majority of the voting power of our outstanding voting securities on March 28, 2010; provided, however, that an acquisition will not constitute a change in control if the acquirer is (i) a trustee or other fiduciary holding securities under our employee benefit plan and acting in such capacity, (ii) our subsidiary or a corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our voting securities, or (iii) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.

Notwithstanding the foregoing, in the event a Restricted Stock Unit Award Agreement is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” for purposes of such Restricted Stock Unit Award Agreement is a definition that is compliant with Section 409A of the Code.

“Good Reason” is generally defined to mean the following:

•

without the executive’s express written consent, the assignment to the executive of any duties materially inconsistent with his or her positions, duties, responsibilities and status with us as of the beginning of the current term of his employment agreement or a significant material diminishment in his or her titles or offices as in effect at the beginning of the current term, or any removal of the executive from or any failures to re-elect the executive to any of such positions, except in connection with the termination of his or her employment for “cause” or as a result of his or her disability (within the meaning of our disability policy in effect at the time of the disability) or death, or termination by the executive other than for “good reason”;

•

a significant and material adverse diminishment in the nature or scope of the authorities, powers, functions or duties attached to the position with which the executive had immediately prior to the “change in control” or a reduction in the executive’s aggregate base salary and bonus (and, with respect to Messrs. White and Schaffner only, benefits) (or, with respect to Mr. Salmans, a reduction in aggregate base salary only) from us without the prior written consent of the executive;

•

we relocate our principal executive offices or require the executive to have as his or her principal location of work any location which is in excess of 50 miles from the location thereof immediately prior to a “change in control”; or

•	any substantial and material breach of the executive’s employment agreement by us.

“Retirement” is generally defined to mean any termination of service, other than a termination for cause or due to death or total and permanent disability, upon or after attainment of age sixty-two (62).

Set forth below are the amounts that the Named Executive Officers would have received, in addition to the accrued benefits payable upon a termination for Cause as described above, if the specified events had occurred on December 31, 2011. These amounts are based upon a stock price of $14.00 per share, the value of our common stock computed as of December 31, 2011 in our ESOP valuation.

Alan B. White	Termination without Cause or after non-renewal of employment agreement or for Good Reason	Termination due to death	Termination due to disability	Termination upon Change in Control
Cash Severance[1]	$5,758,889	—	—	$5,758,889
Accrued Bonus[2]	$569,630	$569,630	$569,630	$569,630
Welfare Benefits[3]	$19,567	—	—	$19,567
Auto Allowance[4]	—	—	—	$72,000
Stock Options[5]	$117,149	—	—	$117,149
Restricted Stock	—	—	—	$1,200,010
Common Stock[6]	—	$1,372,798	—	$1,372,798
Supp. Pension[7]	$5,908,598	$2,954,299	$6,638,900	$5,908,598
Life/AD&D Benefits[8]	—	$1,400,000	$700,000	—
Tax Gross-Up9	—	—	—	$2,413,981
Total	$12,373,833	$6,296,727	$7,908,530	$17,432,622

(1) Cash Severance calculation based on three times the sum of (i) the base salary on December 31, 2011 and (ii) the average bonus paid with respect to 2008, 2009, and 2010 unless the termination of employment is in connection with a Change in Control, in which case the Cash Severance calculation based on three times the sum of (i) the base salary on December 31, 2011 and (ii) the bonus paid for 2010, or, if higher, the average bonus paid with respect to 2008, 2009, and 2010.

(2) Accrued Bonus equals the pro rata portion, based upon the number of days employed during the current year, of: the bonus paid for 2010, or, if higher, the average bonus paid with respect to 2008, 2009, and 2010.

(3) Welfare Benefits calculation based on the cost of continuing coverage under the medical, dental, group life, and long-term disability plans for two years.

(4) Auto Allowance calculation based on $3,000 monthly automobile allowance continued for two years.

(5) Stock Option calculation based on options outstanding as of December 31, 2011, which include 12,960 options at an exercise price of $6.6937 and 7,200 options at an exercise price of $10.8806.

(6) Common Stock based on number of vested restricted stock units converted into shares of common stock upon event.

(7) Supplemental Pension Benefits calculation based on accrued benefit as of December 31, 2011.

(8) Life insurance and accidental death and dismemberment insurance policies provide a benefit of two times annual salary, up to a maximum benefit of $700,000 per policy.

(9) Tax Gross-Up calculation based on whether benefits payable in connection with a change in control exceed three times the Named Executive Officer’s average W-2 compensation for the five-year period (2006, 2007, 2008, 2009, and 2010).

John A. Martin	Termination without Cause or after non-renewal of employment agreement	Termination due to death	Termination due to disability	Termination upon Change in Control
Cash Severance[1]	$368,000	—	—	$1,104,000
Accrued Bonus	—	—	—	—
Welfare Benefits[2]	—	—	—	$12,135
Auto Allowance	—	—	—	—
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
Common Stock[3]	—	$214,788	—	$214,788
Supp. Pension	—	—	—	—
Life/AD&D Benefits[4]	—	$1,400,000	$700,000	—
Tax Gross-Up	—	—	—	—
Total	$368,000	$1,614,788	$700,000	$1,330,923

(1) Cash Severance calculation based on one (1) times the sum of (i) the base salary on December 31, 2011 and (ii) the average bonus paid with respect to 2008, 2009, and 2010 unless the termination of employment is in connection with a Change in Control, in which case the Cash Severance calculation based on three times the sum of (i) the base salary on December 31, 2011 and (ii) the bonus paid for 2010, or, if higher, the average bonus paid with respect to 2008, 2009, and 2010.

(2) Welfare Benefits calculation based on the cost of continuing coverage under the medical, dental, group life, and long-term disability plans for two years.

(3) Common Stock based on number of vested restricted stock units converted into shares of common stock upon event.

(4) Life insurance and accidental death and dismemberment insurance policies provide a benefit of two times annual salary, up to a maximum benefit of $700,000 per policy.

Hill A. Feinberg	Termination without Cause or after non-renewal of employment agreement	Termination due to death	Termination due to disability	Termination upon Change in Control
Cash Severance[1]	$966,678	—	—	$3,745,998
Accrued Bonus	—	—	—	—
Welfare Benefits[2]	—	—	—	$22,031
Auto Allowance	—	—	—	—
Stock Options	—	—	—	—
Restricted Stock	—	—	—	$288,008
Common Stock[3]	—	$420,000	—	$420,000
Supp. Pension	—	—	—	—
Life/AD&D Benefits[4]	—	$960,000	$480,000	—
Tax Gross-Up	—	—	—	—
Total	$966,678	$1,380,000	$480,000	$4,476,037

(1) Cash Severance calculation based on one (1) times the sum of (i) the base salary on December 31, 2011 and (ii) the average bonus paid with respect to 2008, 2009, and 2010 unless the termination of employment is in connection with a Change in Control, in which case the Cash Severance calculation based on three times the sum of (i) the base salary on December 31, 2011 and (ii) the bonus paid for 2010, or, if higher, the average bonus paid with respect to 2008, 2009, and 2010.

(2) Welfare Benefits calculation based on the cost of continuing coverage under the medical, dental, group life, and long-term disability plans for two years.

(3) Common Stock based on number of vested restricted stock units converted into shares of common stock upon event.

(4) Life insurance and accidental death and dismemberment insurance policies provide a benefit of two times annual salary, up to a maximum benefit of $700,000 per policy.

James R. Huffines	Termination without Cause or after non-renewal of employment agreement	Termination due to death	Termination due to disability	Termination upon Change in Control
Cash Severance[1]	$681,481	—	—	$2,233,332
Accrued Bonus	—	—	—	—
Welfare Benefits[2]	—	—	—	$22,031
Auto Allowance[3]	—	—	—	$48,000
Stock Options[4]	—	—	—	$54,721
Restricted Stock[5]	—	$350,000	$70,000	$590,002
Common Stock[6]	—	$392,000	—	$392,000
Supp. Pension	$989,052	$494,526	$1,248,656	$1,438,615
Life/AD&D Benefits[7]	—	$1,400,000	$700,000	—
Tax Gross-Up	—	—	—	—
Total	$1,670,533	$2,636,526	$2,018,656	$4,778,701

(1) Cash Severance calculation based on one (1) times the sum of (i) the base salary on December 31, 2011 and (ii) the average bonus paid with respect to 2008, 2009, and 2010 unless the termination of employment is in connection with a Change in Control, in which case the Cash Severance calculation based on three times the sum of (i) the base salary on December 31, 2011 and (ii) the bonus paid for 2010, or, if higher, the average bonus paid with respect to 2008, 2009, and 2010.

(2) Welfare Benefits calculation based on the cost of continuing coverage under the medical, dental, group life, and long-term disability plans for two years.

(3) Auto Allowance calculation based on $2,000 monthly automobile allowance continued for two years.

(4) Stock Option calculation based on options outstanding as of December 31, 2011, which include 5,184 options at an exercise price of $6.6937 and 5,400 options at an exercise price of $10.8806.

(5) Restricted Stock calculation for vested restricted stock on total and permanent disability is a pro-rata calculation based on the number of full years between the grant date and assumed date of disability of December 31, 2011, plus an additional year for the year in which the disability occurs if it occurs after the 183rd day. For the November 15, 2010 grant of 25,000, the payment would be 25,000 multiplied by 1 year multiplied by a stock price of $14.00, divided by 5 (which is the number of years to full vesting).

(6) Common Stock based on number of vested restricted stock units converted into shares of common stock upon event.

(7) Life insurance and accidental death and dismemberment insurance policies provide a benefit of two times annual salary, up to a maximum benefit of $700,000 per policy.

Todd L. Salmans	Termination without Cause or after non-renewal of employment agreement	Termination due to death	Termination due to disability	Termination upon Change in Control
Cash Severance[1]	$880,000	—	—	$3,420,000
Accrued Bonus	—	—	—	—
Welfare Benefits[2]	—	—	—	$13,809
Auto Allowance[3]	—	—	—	$24,000
Stock Options	—	—	—	—
Restricted Stock[4]	—	$835,814	$237,163	$835,814
Common Stock	—	—	—	—
Supp. Pension	—	—	—	—
Life/AD&D Benefits[5]	—	$1,400,000	$700,000	—
Tax Gross-Up	—	—	—	—
Total	$880,000	$2,235,814	$937,163	$4,293,623

(1) Cash Severance calculation based on one (1) times the sum of (i) the base salary on December 31, 2011 and (ii) the average bonus paid with respect to 2008, 2009, and 2010 unless the termination of employment is in connection with a Change in Control, in which case the Cash Severance calculation based on three times the sum of (i) the base salary on December 31, 2011 and (ii) the bonus paid for 2010, or, if higher, the average bonus paid with respect to 2008, 2009, and 2010.

(2) Welfare Benefits calculation based on the cost of continuing coverage under the medical, dental, group life, and long-term disability plans for two years.

(3) Auto Allowance calculation based on $1,000 monthly automobile allowance continued for two years.

(4) Restricted Stock calculation for vested restricted stock on total and permanent disability is a pro-rata calculation based on the number of full years between the grant date and assumed date of disability of December 31, 2011, plus an additional year for the year in which the disability occurs if it occurs after the 183rd day. For the 2010 grant of 25,000, the payment would be 25,000 multiplied by 2 years multiplied by a stock price of $14.00, divided by 5 (which is the number of years to full vesting). For the 2011 grant of 34,701, the payment would be 34,701 multiplied by 1 year multiplied by a stock price of $14.00, divided by 5 (which is the number of years to full vesting).

(5) Life insurance and accidental death and dismemberment insurance policies provide a benefit of two times annual salary, up to a maximum benefit of $700,000 per policy.

Jerry L. Schaffner	Termination without Cause or after non-renewal of employment agreement or for Good Reason	Termination due to death	Termination due to disability	Termination upon Change in Control
Cash Severance[1]	$2,168,333	—	—	$2,169,999
Accrued Bonus[2]	$223,333	$223,333	$223,333	$223,333
Welfare Benefits[3]	$36,957	—	—	$36,957
Auto Allowance[4]	—	—	—	$48,000
Stock Options[5]	$43,765	—	—	$43,765
Restricted Stock	—	—	—	$360,010
Common Stock[6]	—	$490,000	—	$490,000
Supp. Pension[7]	$580,147	$290,074	$1,101,292	$843,855
Life/AD&D Benefits[8]	—	$1,400,000	$700,000	—
Tax Gross-Up9	—	—	—	$1,072,828
Total	$3,052,535	$2,403,407	$2,024,625	$5,288,747

(1) Cash Severance calculation based on three times the sum of (i) the base salary on December 31, 2011 and (ii) the average bonus paid with respect to 2008, 2009, and 2010 unless the termination of employment is in connection with a Change in Control, in which case the Cash Severance calculation based on three times the sum of (i) the base salary on December 31, 2011 and (ii) the bonus paid for 2010, or, if higher, the average bonus paid with respect to 2008, 2009, and 2010.

(2) Accrued Bonus equals the pro rata portion, based upon the number of days employed during the current year, of: the bonus paid for 2010, or, if higher, the average bonus paid with respect to 2008, 2009, and 2010.

(3) Welfare Benefits calculation based on the cost of continuing coverage under the medical, dental, group life, and long-term disability plans for two years.

(4) Auto Allowance calculation based on $2,000 monthly automobile allowance continued for two years.

(5) Stock Option calculation based on options outstanding as of December 31, 2011, which include 2,916 options at an exercise price of $6.6937 and 7,200 options at an exercise price of $10.8806.

(6) Common Stock based on number of vested restricted stock units converted into shares of common stock upon event.

(7) Supplemental Pension Benefits calculation based on accrued benefit as of December 31, 2011.

(8) Life insurance and accidental death and dismemberment insurance policies provide a benefit of two times annual salary, up to a maximum benefit of $700,000 per policy.

(9) Tax Gross-Up calculation based on whether benefits payable in connection with a change in control exceed three times the Named Executive Officer’s average W-2 compensation for the five-year period (2006, 2007, 2008, 2009, and 2010).

PROPOSAL 2: NON-BINDING ADVISORY PROPOSAL

APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their views on the Company’s executive compensation. Because this is an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address these concerns.

As discussed in the Compensation Discussion and Analysis section beginning on page 24, the Company’s overall compensation philosophy is to provide a competitive total compensation package that will:

•	align the interest of executives and employees with those of our shareholders;

•	reward performance and further the long-term interests of our shareholders;

•	attract, motivate and retain executives and employees with competitive compensation for our industry and the labor markets in which we operate;

•	build and encourage ownership by our employees of our shares;

•	balance our short-term and long-term strategic goals;

•	mitigate risk and comply with applicable laws and regulations, including the Dodd-Frank Act; and

•	account for factors unique to each business line of the Company.

We are asking our shareholders to indicate their support for our named executive officer compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.” The above referenced disclosures appear on pages 24 to 48 of this Proxy Statement.

Vote Required

The approval of Proposal 2 will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of common stock represented in person or by proxy at the Annual Meeting entitled to be voted on such proposal and voted for or against such proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

The Board of Directors recommends that you vote “FOR” the foregoing resolution approving, on an advisory basis, the compensation of PlainsCapital’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3: NON-BINDING ADVISORY PROPOSAL

APPROVING THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires companies to conduct a shareholder vote on the frequency of the shareholder advisory vote to approve the compensation of named executive officers. Such future advisory (non-binding) votes on the compensation of our named executive officers, which would permit shareholders to approve our executive compensation, would be similar to Proposal 2 in this Proxy Statement. This proposal concerns how often the shareholder advisory vote to approve executive compensation should be presented to the Company’s shareholders. If you choose to vote on this proposal, you may select every 1 Year, 2 Years or 3 Years. This proposal is also known as “say on frequency.” Because your vote is advisory, it will not be binding on our Board of Directors and may not be construed as overruling any decision by the Board of Directors, or creating or implying any additional fiduciary duty of the Board of Directors. However, the Board of Directors may, in its sole discretion, take into account the outcome of the vote in determining the frequency with which it will submit the resolution on executive compensation to shareholders.

Accordingly, shareholders are being given the opportunity to indicate their preference at the Annual Meeting on the frequency of the shareholder advisory vote to approve executive compensation policies and procedures as described in proxy statements pursuant to the compensation disclosure rules of the SEC.

Vote Required

This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The option (every 1 Year, 2 Years or 3 Years) that receives the most shareholder votes will be deemed to be the selection of shareholders even if the number of votes represents less than a majority of the votes cast. If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

The Board of Directors recommends that you choose an every “1 YEAR” frequency for the shareholder advisory vote to approve PlainsCapital’s executive compensation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed on an annual basis by the Audit Committee. The Board of Directors has determined that each of the four members of the Audit Committee is independent under the listing standards of the NYSE and the SEC’s standards applicable to the independence of audit committees.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for the audit of the consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures.

In this context, the Audit Committee reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Ernst & Young LLP provided the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in PlainsCapital’s Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee also approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.

AUDIT COMMITTEE

Tracy A. Bolt, Chairman

Michael T. McGuire

A. Haag Sherman

Robert C. Taylor, Jr.

The Report of the Audit Committee set forth in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Fees to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered in 2010 and 2011:

	2011	2010
Audit Fees	$1,909,324	$1,861,000	(1)
Audit-Related Fees	81,500	175,500
Tax Fees	41,228	66,000
All Other Fees	—	—

Total Fees	$2,032,052	$2,102,500

(1)

Includes $45,000 in fees billed with respect to the audit for the fiscal year ended December 31, 2010 that were not billed as of the date we filed our definitive proxy statement for the 2011 annual meeting of shareholders.

Audit Fees. Audit fees consist of fees billed by Ernst & Young LLP related to the audit of our consolidated financial statements, the audit of subsidiary financial statements, reviews of our interim financial statements, and comfort letters and consents related to SEC registration statements.

Audit-Related Fees. Audit-related fees consist of fees billed by Ernst & Young LLP for services that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include audit and attest services, financial accounting, reporting and compliance matters, risk and control reviews and transaction services, and information technology security and control testing.

Tax Fees. Tax fees consist of fees billed by Ernst & Young LLP for tax compliance, advisory and planning services.

All Other Fees. PlainsCapital has not engaged Ernst & Young LLP for any non-audit or non-tax services.

Approval of Independent Registered Public Accounting Firm Services and Fees

Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. On an annual basis, the Audit Committee pre-approves a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In addition, the Audit Committee sets pre-approved fee levels for each of the listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman and any pre-approved actions by the Audit Committee Chairman as designee are reported to the Audit Committee for approval at its next scheduled meeting.

All of the services rendered by Ernst & Young LLP in 2011 were pre-approved by the Audit Committee.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2012. The Audit Committee and the Board of Directors recommend that you ratify this appointment.

Arrangements have been made for a representative of Ernst & Young LLP to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and he or she will be available to respond to appropriate shareholder questions.

Vote Required

The approval of Proposal 4 will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of common stock represented in person or by proxy at the Annual Meeting entitled to be voted on such proposal and voted for or against such proposal.

The Board of Directors recommends that you vote “FOR” ratification of Ernst & Young LLP as PlainsCapital’s independent registered public accounting firm for 2012.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document or report filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Proxy Statement, except to the extent any information is superseded by this Proxy Statement.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, along with financial statements and related notes thereto (the “Form 10-K”), which was filed with the SEC on March 16, 2012 and contains important information about the Company, is hereby incorporated by reference into this Proxy Statement. A copy of the Form 10-K is included within the Annual Report delivered with this Proxy Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Proxy Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Pursuant to rules of the SEC, a shareholder who intends to present a proposal at our next annual meeting of shareholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the attention of the Corporate Secretary of PlainsCapital at 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219. The proposal must be received no later than December 5, 2012.

Shareholders wishing to submit proposals to be presented directly at our next annual meeting of shareholders instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws concerning shareholder proposals. To be timely in connection with our next annual meeting, a shareholder proposal concerning business other than director nominations must be received by the Company at its principal executive offices between January 9, 2013 and February 8, 2013. To be timely in connection with our next annual meeting, a shareholder proposal concerning director nominations must be received by the Company at its principal executive offices between November 20, 2012 and December 30, 2012.

You may obtain a copy of PlainsCapital’s bylaws by writing to the Corporate Secretary of PlainsCapital at the above address. The chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our bylaws.

A copy of PlainsCapital’s 2011 Annual Report on Form 10-K (and any exhibits thereto) is available without charge upon written request to PlainsCapital Corporation, Attention: Isabell Novakov, Vice President, Investor Relations, 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219.

PlainsCapital Corporation

Record Holders: Complete, date, sign and return in the enclosed postage-paid envelope the proxy card below to authorize the named proxies to vote, at the 2012 Annual Meeting of Shareholders, the shares of PlainsCapital Corporation you hold in your record name as you instruct. Even if you plan to attend the 2012 Annual Meeting of Shareholders, we encourage you to complete and return the proxy card today.

Employee’s Stock Option Plan (“ESOP”) Participants: Complete, date, sign and return in the enclosed postage-paid envelope the proxy card below to direct the ESOP trustees how to vote, at the 2012 Annual Meeting of Shareholders, your shares of PlainsCapital Corporation held for you in the ESOP. To allow sufficient time for voting by the ESOP trustees, your voting instructions must be received no later than Friday, May 4th at 5:00 p.m., Central Daylight Time.

If you hold shares of PlainsCapital Corporation in both your record name and in the ESOP, complete, date, sign, and return in the enclosed postage-paid envelope the proxy card below to authorize the named proxies to vote the shares of PlainsCapital you hold in your record name as you instruct, and to direct the ESOP trustees how to vote the shares allocated to you in the ESOP, at the 2012 Annual Meeting of Shareholders.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Important notice regarding the Internet availability of proxy materials for the shareholder meeting to be held on May 9, 2012. Our Proxy Statement and 2011 Annual Report to Shareholders are available at:

www.plainscapital.com/investors

‚ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ‚

FORM OF PROXY PlainsCapital Corporation 2323 Victory Avenue, Suite 1400 Dallas, Texas 75219 (214) 252-4000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints Wayne Pope and Robert L. Pou, III, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Original Common Stock, par value $0.001 per share, of PlainsCapital Corporation (“PlainsCapital”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Park Cities Hilton Hotel located at 5954 Luther Lane, Dallas, Texas 75225 on May 9, 2012 at 9:00 a.m., Central Daylight Time or any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

Employees’ Stock Ownership Plan Participants: To the extent the undersigned participates in PlainsCapital’s Employees’ Stock Ownership Plan (the “ESOP”), the undersigned hereby instructs the ESOP trustees, to vote at the Annual Meeting of Shareholders as indicated on the reverse side, all shares of Original Common Stock of PlainsCapital held in the ESOP that the undersigned may be entitled to direct the ESOP trustees to vote.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” proposals 1, 2 and 4, “1 YEAR” for proposal 3, and in the discretion of the proxies, or the ESOP trustees, as applicable, upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. Please review carefully the proxy statement delivered with this proxy.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

(Continued and to be marked, dated and signed on the other side)

‚ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ‚

The Board of Directors recommends that shareholders vote “FOR” proposals 1, 2 and 4 and “1 YEAR” for proposal 3.

1. Proposal to elect:	FOR all nominees listed (except as marked to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees listed			Please mark your vote like this		☒
					1 YEAR	2 YEARS	3 YEARS	ABSTAIN
Class III Directors (to serve until 2015): (01) Lee Lewis (02) Michael T. McGuire (03) A. Haag Sherman	☐		☐	3. Proposal to adopt a non-binding advisory resolution on the frequency of holding future advisory votes to approve executive compensation.	☐	☐	☐	☐

						FOR	AGAINST	ABSTAIN
(Instruction: to withhold authority to vote for any individual nominee(s), write the name of such nominee(s) in the space provided below.)				4. Proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm.		☐	☐	☐

	FOR	AGAINST	ABSTAIN	and, in their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
2. Proposal to adopt a non-binding advisory resolution approving executive compensation.	☐	☐	☐
				To change the address on your account, please check the box at right, cross out and make changes on the left. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐
COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature______________________________________ Signature (if held jointly) ___________________________________ Date__________, 2012.

Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by the president.